UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
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Hill-Rom Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Enhancing Outcomes for Patients and Their Caregivers.TM

HILL-ROM HOLDINGS, INC.

NOTICE OF ANNUAL MEETING

To Be Held March 8, 2011

The annual meeting of shareholders of Hill-Rom Holdings, Inc., an Indiana corporation, will be held at the offices of Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006, on Tuesday, March 8, 2011, at 10:00 a.m., Eastern time, for the following purposes:

(1)	To elect three members to the Board of Directors to serve one-year terms expiring at the 2012 annual meeting or until their successors are elected and qualified;

(2)	To consider and vote on a non-binding proposal to approve the compensation of Hill-Rom’s executive officers, as disclosed in the accompanying proxy statement;

(3)	To consider and vote on a non-binding proposal to establish the frequency of the shareholder vote on executive compensation as provided in (2) above;

(4)	To consider and vote on the Hill-Rom Holdings, Inc. Short-Term Incentive Plan;

(5)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Hill-Rom Holdings, Inc. for fiscal year 2011; and

(6)	To transact any other items of business that may properly be brought before the meeting and any postponement or adjournment thereof.

The Board of Directors has fixed the close of business on December 28, 2010, as the record date for determining which shareholders are entitled to notice of and to vote at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet, by telephone or via mail, as promptly as possible. You may also request a paper proxy card to submit your vote by mail, if you prefer. We encourage you to vote via the Internet. We believe it is convenient for our shareholders, while significantly lowering the cost of our annual meeting and conserving natural resources.

By Order of the Board of Directors

/s/ Susan R. Lichtenstein

Susan R. Lichtenstein
Secretary

January 18, 2011

HILL-ROM HOLDINGS, INC.

PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hill-Rom Holdings, Inc. (“Hill-Rom”, the “Company”, “we”, “us” or “our”), 1069 State Route 46 East, Batesville, Indiana 47006, telephone (812) 934-7777, of proxies for use at the annual meeting of Hill-Rom’s shareholders to be held at our offices on Tuesday, March 8, 2011, at 10:00 a.m., Eastern time, and at any adjournments of the meeting.  This proxy statement and the enclosed form of proxy were mailed initially to shareholders on or about January 18, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on March 8, 2011.

•	The proxy statement and annual report to shareholders are available at www.proxyvote.com.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

1.            Who may vote?

Shareholders holding shares of Hill-Rom common stock as of the close of business on December 28, 2010, the record date, are entitled to vote at the annual meeting.  At the close of business on the record date, there were 63,066,302 shares of common stock outstanding and entitled to vote at the annual meeting.  Common stock is the only class of stock outstanding and entitled to vote, and you have one vote for each share of common stock held as of the record date, which may be voted on each proposal presented at the annual meeting.

2.	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We generally send our shareholders an important Notice Regarding the Availability of Proxy Materials instead of a paper copy of the proxy materials.  Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in that Notice.  In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.  A shareholder’s election to receive proxy materials by mail or e-mail will remain in effect until the shareholder terminates the election.

3.	How can I elect to receive my proxy materials electronically?

If you would like to reduce the costs incurred by us in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, follow the instructions provided with your proxy materials and on your proxy card or voting instruction card to vote using the Internet or go to https://enroll1.icsdelivery.com/hrc/Default.aspx.  When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

4.	Can I vote my shares by filling out and returning the Notice Regarding the Availability of Proxy Materials?

No. The Notice does, however, provide instructions on how to vote by telephone, by Internet, by requesting and returning a paper proxy card, or by submitting a ballot in person at the annual meeting.

5.            How can I access the proxy materials over the Internet?

You can view the proxy materials for the annual meeting on the Internet at www.proxyvote.com.  Please have your 12 digit control number available, which can be found on your Notice Regarding the Availability of Proxy Materials or on your proxy card or voting instruction form.  Our proxy materials are also available on our website at www.hill-rom.com.

6.            How does the Board recommend that I vote?

The Board recommends that you vote

•	FOR each of the nominees for director,
•	FOR the non-binding approval of the compensation of Hill-Rom’s executive officers,
•	To hold the non-binding advisory shareholder vote on executive compensation EVERY ONE (1) YEAR,
•	FOR the approval of the Hill-Rom Holdings, Inc. Short-Term Incentive Plan, and
•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

7.            How do I vote?

You may vote by any of the following methods:

•
By Telephone or Internet — If you have telephone or Internet access, you may submit your proxy vote by following the instructions provided in the Notice Regarding the Availability of Proxy Materials, or by following the instructions provided with your proxy materials and on your proxy card or voting instruction form.

•
By Mail — You may submit your proxy vote by mail by signing a proxy card if your shares are registered directly in your name or, for shares held beneficially in street name, by following the voting instructions included by your broker, trustee or nominee, and mailing it in the enclosed envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

•	In Person at the Annual Meeting — You may vote in person at the annual meeting or may be represented by another person at the meeting by executing a proxy designating that person.

8.	If I vote by telephone or Internet and received a proxy card in the mail, do I need to return my proxy card?

No.

9.            Can I change my vote?

If you are a shareholder of record, you may revoke your proxy at any time before the voting polls are closed at the annual meeting, by the following methods:

•	voting at a later time by telephone or Internet (up to 11:59 p.m. Eastern time on the day before the meeting);

•	writing our Corporate Secretary, Susan R. Lichtenstein, Hill-Rom Holdings, Inc., 1069 State Route 46 East, Batesville, Indiana 47006; or

•	giving notice of revocation to the Inspector of Election at the annual meeting.

If you are a street name shareholder and you vote by proxy, you may later revoke your proxy by informing the holder of record in accordance with that entity’s procedures.

10.          What happens if I do not specify a choice for a proposal when returning a proxy?

If you are a shareholder of record and your proxy card is signed and returned without voting instructions, it will be voted according to the recommendation of the Board of Directors.

If you are a beneficial/street name shareholder and fail to provide voting instructions, your broker, bank or other holder of record is permitted to vote your shares on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.  However, the record holder may not vote on the election of directors or on the proposals to approve our Short-Term Incentive Plan, regarding executive compensation and to establish the frequency of the shareholder vote on executive compensation absent instructions from you. Without your voting instructions on these proposals, a “broker non-vote” will occur.

11.          What happens if other matters come up at the annual meeting?

The matters described in the notice of annual meeting are the only matters we know of that will be voted on at the annual meeting. If other matters are properly presented at the annual meeting, the persons named in the enclosed proxy card or voting instruction form will vote your shares according to their best judgment.

12.          Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., an independent tabulator appointed by the Board of Directors, will count the votes and act as the Inspector of Election.  The Inspector of Election will have the authority to receive, inspect, electronically tally and determine the validity of the proxies received.

13.          Who can attend the annual meeting?

Admission to the annual meeting is limited to shareholders of Hill-Rom, persons holding validly executed proxies from shareholders who held Hill-Rom common stock on December 28, 2010, and invited guests of Hill-Rom.

In order to be admitted to the annual meeting in person, you should pre-register by contacting Hill-Rom’s Investor Relations Department at investors@hill-rom.com or (877) 472-8324, no later than February 25, 2011.  Additionally, proof of ownership of Hill-Rom stock must be shown at the door.  Failure to pre-register or to provide adequate proof that you were a shareholder on the record date may prevent you from being admitted to the annual meeting.  Please read the following rules carefully because they specify the documents that you must bring with you to the annual meeting in order to be admitted.  The items that you must bring with you differ depending upon whether you are a record holder or hold your stock in “street name.”

If you were a record holder of Hill-Rom common stock on December 28, 2010, then you must bring a valid government-issued personal identification (such as a driver’s license or passport).

If a broker, bank, trustee or other nominee was the record holder of your shares of Hill-Rom common stock on December 28, 2010, then you must bring:

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof that you owned shares of Hill-Rom common stock on December 28, 2010.

If you are a proxy holder for a shareholder of Hill-Rom, then you must bring:

•	The validly executed proxy naming you as the proxy holder, signed by a shareholder of Hill-Rom who owned shares of Hill-Rom common stock on December 28, 2010, and

•	Valid government-issued personal identification (such as a driver’s license or passport), and

•	Proof of the shareholder’s ownership of shares of Hill-Rom common stock on December 28, 2010.

14.          How many votes must each proposal receive to be adopted?

Directors are elected by a plurality of the votes cast by shareholders entitled to vote, which means that nominees who receive the greatest number of votes will be elected even if less than a majority of the votes cast.  However, our Corporate Governance Standards provide that, in an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation.  The Board is required to accept the resignation unless the Board determines that accepting such resignation would not be in the best interests of Hill-Rom and its shareholders.

The non-binding proposal to approve the compensation of our Named Executive Officers and the proposal to ratify the appointment of the independent registered public accounting firm will be approved if the votes cast favoring the action exceed the votes cast opposing the action.  The non-binding vote on the frequency of the shareholder vote on executive compensation will be determined by plurality vote, with the frequency receiving the greatest number of votes being the frequency approved by the shareholders.

15.          How are votes, including broker non-votes and abstentions, counted?

Votes are counted in accordance with our By-laws and Indiana law.  A broker non-vote or abstention will be counted towards a quorum and as represented at the meeting.  A broker non-vote or abstention will not be counted in the election of directors or the votes on any of the other proposals.  Shares will not be voted at the annual meeting if a properly executed proxy card covering those shares has not been returned and the holder does not cast votes in respect of those shares in person at the annual meeting.

16.          Who pays for the proxy solicitation related to the annual meeting?

We do.  In addition to sending you or making available to you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail or in person.  You may also be solicited by means of press releases issued by Hill-Rom, postings on our website, www.hill-rom.com, and advertisements in periodicals.  None of our officers or employees will receive any extra compensation for soliciting you.  We have retained Innisfree M&A Incorporated (“Innisfree”) to assist us in soliciting your proxy for an estimated fee of $7,500, plus reasonable out-of-pocket expenses.   We will also reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the Notice Regarding the Availability of Proxy Materials or proxy materials to the beneficial owners of Hill-Rom common stock.

17.	If I want to submit a shareholder proposal for the 2012 annual meeting, when is it due and how do I submit it?

In order for shareholder proposals submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 to be presented at our 2012 annual meeting of shareholders and included in our proxy statement and form of proxy relating to that meeting, such proposals must be submitted to the Secretary of Hill-Rom at our principal offices in Batesville, Indiana no later than September 20, 2011.

In addition, our Amended and Restated Code of By-laws provides that for business to be brought before a shareholders’ meeting by a shareholder or for nominations to the Board of Directors to be made by a shareholder for consideration at a shareholders’ meeting, notice thereof must be received by the Secretary of Hill-Rom at our principal offices not later than 100 days prior to the anniversary of the immediately preceding annual meeting, or not later than November 29, 2011 for the 2012 annual meeting of shareholders.  The notice must also provide certain information set forth in the Amended and Restated Code of By-laws.

18.          How can I obtain a copy of the Annual Report on Form 10-K?

You may receive a hardcopy of proxy materials, including the Annual Report on Form 10-K, by following the directions set forth on the Notice Regarding the Availability of Proxy Materials.  The Annual Report on Form 10-K is also available at on our website at www.hill-rom.com.

19.          Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the conclusion of the annual meeting and publish the final voting results in a Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the conclusion of the annual meeting.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1 – Election of Directors

Historically, Hill-Rom’s Articles of Incorporation and By-laws provided that members of the Board of Directors shall be classified with respect to the terms that they serve by dividing them into three classes that are as nearly equal in number of members as possible.  Prior to the 2011 annual meeting of shareholders, directors in each class were elected for a three-year term unless they resigned or retired earlier.  However, the provisions in the Articles of Incorporation and Code of By-laws providing for the classification of the Board of Directors were amended in 2010 to provide that we will elect directors for one-year terms starting with the 2011 annual meeting.  This will result in the entire Board being elected annually for one-year terms beginning at the 2013 annual meeting of shareholders.

The Board currently consists of nine members, with three directors in each Class.  The terms of the three directors in Class III, Charles E. Golden, W August Hillenbrand and Joanne C. Smith, M.D., expire at the upcoming annual meeting.  The shareholders will therefore elect three members of the Board to serve one-year terms expiring at the 2012 annual meeting of shareholders.  Unless authority is withheld, all shares represented by proxies submitted pursuant to this solicitation will be voted in favor of electing as directors the nominees listed below for the terms indicated.  If any of these nominees should be unable to serve, shares represented by proxies may be voted for a substitute nominee selected by the Board, or the position may become vacant.

The Board of Directors recommends that shareholders vote “FOR” the election to the Board of Directors of each of the nominees named below.

NOMINEES:
CLASS III
Nominees to be elected to serve one-year terms expiring at the 2012 annual meeting:

Name	Age	Principal Occupation	Served As A Director Since

Charles E. Golden	64	Retired Executive Vice President and Chief Financial Officer of Eli Lilly and Company	2002

W August Hillenbrand	70	Retired Chief Executive Officer of Hill-Rom	1972

Joanne C. Smith, M.D.	50	President and Chief Executive Officer of the Rehabilitation Institute of Chicago	2003

CONTINUING DIRECTORS:
CLASS I

Serving terms expiring at the 2012 annual meeting:

Name	Age	Principal Occupation	Served As A Director Since

Rolf A. Classon	65	Chairman of the Board of Hill-Rom	2002

James R. Giertz	53	Senior Vice President and Chief Financial Officer of H.B. Fuller Company	2009

Katherine S. Napier	55	Chief Executive Officer of Arbonne International, LLC	2009

CLASS II

Serving terms expiring at the 2013 annual meeting:

Name	Age	Principal Occupation	Served As A Director Since

Ronald A. Malone	56	Chairman of Gentiva Health Services, Inc	2007

Eduardo R. Menascé	65	Retired President, Enterprise Solutions Group, Verizon Communications	2004

John J. Greisch	55	President and Chief Executive Officer of Hill-Rom	2010

Rolf A. Classon became Chairman of the Board of Hill-Rom on March 20, 2006, and has served on Hill-Rom’s Board since 2002.  He served as Interim President and Chief Executive Officer of Hill-Rom from May 11, 2005 until March 20, 2006 and as Vice Chairman of the Board from December 4, 2003 until his election as Interim President and Chief Executive Officer.  From 2002 to 2004, Mr. Classon served as Chairman of the Executive Committee of Bayer Healthcare AG, the healthcare division of Bayer AG, a global healthcare and chemicals company, and, from 1995 to 2002, Mr. Classon served as President of Bayer Diagnostics. From 1991 to 1995, Mr. Classon was an Executive Vice President in charge of Bayer Diagnostics’ Worldwide Marketing, Sales and Service operations. From 1990 to 1991, Mr. Classon was President and Chief Operating Officer of Pharmacia Biosystems A.B. Prior to 1991, Mr. Classon served as President of Pharmacia Development Company Inc. and Pharmacia A.B.’s Hospital Products Division. Mr. Classon currently serves as a director of Auxilium Pharmaceuticals, Inc., Enzon Pharmaceuticals and Eurand N.V.  Mr. Classon served on the board of Millipore Corporation until 2010, and PharmaNet Development Group, Inc. until 2009.

Mr. Classon has extensive experience in the health care industry, including positions in management and on the boards of several companies. His service as a senior officer in numerous large corporations brings an extensive breadth of knowledge and valuable insight to the Board.

James R. Giertz has served as a director of Hill-Rom since December 2009. He has been Senior Vice President and Chief Financial Officer of H.B. Fuller Company, St. Paul, Minnesota, since March 2008.  Prior to joining H.B. Fuller, he served as Senior Managing Director, Chief Financial Officer, of Residential Capital, LLC. Prior to this he served twelve years in executive leadership positions at Donaldson Company, Inc., a publicly-traded worldwide provider of filtration systems and replacement parts, initially as the Chief Financial Officer and then as the executive in charge of the company’s Industrial Products business segment.  In addition, Mr. Giertz has experience with General Motors Corporation where he served as assistant treasurer of the company, and also held international treasury positions in Canada and Europe.  Mr. Giertz serves on the Board of Directors of Normandale Community College Foundation and Junior Achievement of the Upper Midwest.

Mr. Giertz has extensive experience in finance and operations, and his service as a senior officer in large corporations brings knowledge and valuable insight to the Board.  In addition, his international operations experience is a valuable asset to the Board.

Charles E. Golden has served as director of Hill-Rom since 2002. He served as Executive Vice President and Chief Financial Officer and a director of Eli Lilly and Company, an international developer, manufacturer and seller of pharmaceutical products, from 1996 until his retirement in 2006. Prior to joining Eli Lilly, he had been associated with General Motors Corporation since 1970, where he held a number of positions, including Corporate Vice President, Chairman and Managing Director of the Vauxhall Motors subsidiary and Corporate Treasurer. He is currently on the boards of Eaton Corporation and Unilever NV/PLC. He also serves as a director of the Lilly Endowment and Clarian Health Partners.

Mr. Golden has a comprehensive knowledge of both U.S. GAAP and IFRS, has extensive experience in financial statement preparation, accounting, corporate finance, risk management and investor relations both in the U.S. and Europe. His significant financial, management and health care experience brings valuable financial operations rigor and insight to the Board.

John J. Greisch was elected as President and Chief Executive Officer of Hill-Rom in January 2010.  Previously, he held various executive positions with Baxter International, Inc., since 2002, including President, International Operations, since 2006; Chief Financial Officer from 2004 to 2006; and President, Bioscience Division, from 2003 to 2004.  Prior to his time at Baxter, Mr. Greisch was President and Chief Executive Officer of Fleetpride Corporation, a private distribution company serving the transportation industry.  Mr. Greisch serves on the Board of Directors of the Children’s Memorial Hospital Foundation and on the Board of Trustees of the John G. Shedd Aquarium.  Mr. Greisch resigned from the board of TomoTherapy, Inc. in January 2010.

As the CEO of Hill-Rom, Mr. Greisch brings substantial health care experience, valuable operational insights and business knowledge to the Board.

W August Hillenbrand has served as a director of Hill-Rom since 1972.  He was Chief Executive Officer of Hill-Rom from 1989 until 2000. Mr. Hillenbrand also served as President of Hill-Rom from 1981 until 1999. Prior to his retirement in December 2000, Hill-Rom had employed Mr. Hillenbrand throughout his business career. Mr. Hillenbrand is the Chief Executive Officer of Hillenbrand Capital Partners, an unaffiliated family investment partnership. He is on the Board of Directors of Hillenbrand, Inc., which Hill-Rom spun-off during 2008, as well as the Ocean Reef Cultural Center, the Ocean Reef Medical Center, and the Ocean Reef Medical Center Foundation.  Mr. Hillenbrand retired from the boards of DPL Inc. and Pella Corporation in 2008.

Mr. Hillenbrand’s long history with Hill-Rom and its predecessor entities brings valuable insight and historical context to the Board.  In addition, his knowledge of Hill-Rom’s operations and business arising from his long history of service with the company provides a useful perspective for the Board’s other directors.

Ronald A. Malone has served as a director of Hill-Rom since July 2007. He has been Chairman of the Board of Directors of Gentiva Health Services, Inc. since January 2011, having served as Executive Chairman from January 2009 to December 2010 and as Chairman and Chief Executive Officer from June 2002 to December 2008. He served as Executive Vice President of Gentiva from March 2000 to June 2002 and as President of Gentiva’s home health services division from January 2001 to June 2002. Prior to joining Gentiva, he served in various positions with Olsten Corporation including Executive Vice President of Olsten Corporation and President, Olsten Staffing Services, United States and Canada.  He is a director of the National Association for Home Care & Hospice and a director and president of the Alliance for Home Health Quality and Innovation.

Mr. Malone has an extensive knowledge of the home health industry and expertise in pending healthcare reform legislation.  In addition, his experience as an officer of other health care companies provides the Board with valuable operational experience.

Eduardo R. Menascé has served as a director of Hill-Rom since September 2004. He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. Prior to Verizon, he was the President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation, from 1996 to 2000, and also held senior positions at CANTV in Venezuela, Wagner Lockheed and Alcatel in Brazil, and GTE Lighting in France. Mr. Menascé currently serves on the Boards of Directors of Pitney Bowes Inc., John Wiley & Sons, Inc., KeyCorp, and Hillenbrand, Inc.

Mr. Menascé has broad experience as a former senior executive responsible for a significant international operation of a public company. This operational experience, his experience on other public company boards, and his experience as a director of the New York chapter of the National Association of Corporate Directors, all provide the Board with valuable insight.

Katherine S. Napier has served as a director of Hill-Rom since July 2009.  Ms. Napier has served as the Chief Executive Officer of Arbonne International and its parent company, Natural Products Group, LLC since August 2009. Ms. Napier is also a 23-year veteran of Procter & Gamble, where from 1979 to 2002 she rose from assistant brand manager to vice president and general manager of the company’s North American pharmaceutical business and corporate women’s health. Ms. Napier also served as senior vice president of marketing at McDonald’s Corporation, where she led the company’s reinvigoration of its business with women and families. Ms. Napier serves on the boards of directors of the Catholic Health Care Partners, Exact Sciences Corporation, a molecular diagnostic company, and Xavier University.  She served on the boards of Alberto Culver Company and Mentor Corporation until 2009, and the board of Third Wave Technologies, Inc. until 2008.  In January 2010, Natural Products Group, LLC filed a voluntary petition for reorganization under chapter 11 of the United States bankruptcy code.

Ms. Napier’s extensive executive, managerial and leadership experience, including many years in the health care industry, positions her well to serve as a member of our Board of Directors. Her business acumen and experience on the boards of directors of numerous companies make her a valuable addition.

Joanne C. Smith, M.D. has served as a director of Hill-Rom since December 2003 and as Vice Chair of the Board of Directors of Hill-Rom since May 2005. She was elected as President and Chief Executive Officer of the Rehabilitation Institute of Chicago in October 2006.  Prior to that, Dr. Smith has been the President of the National Division of the Rehabilitation Institute of Chicago, among other positions. Since 1992 she has been an attending physician at the same institution.  She also serves on the Boards of Directors of AptarGroup, Inc., a leading supplier of personal care, cosmetics, pharmaceutical, food and beverage dispensing systems, and the AON Memorial Education Fund, a fund dedicated to supporting the educational needs of the children who suffered the loss of a parent in the World Trade Center attack.

Dr. Smith’s executive background, her public company director experience, and her knowledge of and background in the healthcare and medical technology industry (which is particularly relevant for Hill-Rom’s business), make her a valuable member of the Board.

Proposal No. 2 – Non-binding Vote on Executive Compensation

We believe that Hill-Rom and its shareholders benefit from responsive corporate governance policies and constructive and consistent dialogue.  Accordingly, at the 2010 annual meeting of shareholders, we submitted to the shareholders, and the shareholders approved, a proposal that Hill-Rom provide its shareholders an annual non-binding advisory vote regarding our executive compensation.  Subsequently, the Dodd-Frank Wall Street Reform and Consumer Protection Act and subsequent SEC rules mandated a non-binding shareholder vote on executive compensation.

As a result of these developments, Hill-Rom is presenting to its shareholders the opportunity to vote (on a non-binding basis) on the following resolution:

“RESOLVED, that the shareholders approve the overall compensation policies and procedures employed by Hill-Rom, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.”

Because your vote is advisory, it will not be binding on the Board of Directors. However, the Compensation and Management Development Committee (the “Compensation Committee”) will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the approval of this resolution.

Proposal No. 3 – Non-Binding Vote on Frequency of Shareholder Vote on Executive Compensation

In connection with the non-binding vote on executive compensation, we are presenting the following proposal, which gives you as a shareholder the opportunity to inform Hill-Rom as to how often you wish the Company to include a proposal, similar to Proposal 2, in our proxy statement.  While our Board intends to carefully consider the shareholder vote resulting from the proposal, the final vote will not be binding on us and is advisory in nature.   Accordingly, Hill-Rom is presenting to its shareholders the opportunity to vote (on a non-binding basis) on the following resolution:

“RESOLVED, that the shareholders wish the Company to include an advisory vote on the compensation of the Company’s Named Executive Officers pursuant to Section 14A of the Securities Exchange Act of 1934:

•	every one year
•	every two years; or
•	every three years.”

The Board of Directors recommends that you vote to hold an advisory vote on executive compensation “EVERY ONE (1) YEAR”.  This recommendation is consistent with the non-binding advisory shareholder vote taken at the 2010 annual meeting of shareholders.

Proposal No. 4 - Approval of Hill-Rom Holdings, Inc. Short-Term Incentive Plan

The Hill-Rom Holdings, Inc. Short-Term Incentive Plan (the “Incentive Plan”) provides for awards to officers of Hill-Rom which are based on the attainment of specified performance goals or objectives. The purposes of the Incentive Plan are to:

•   provide us flexibility to attract, motivate and retain the services of participants who make significant contributions to our success, and to allow participants to share in our success;

•   optimize our profitability and growth through incentives which are consistent with our goals and which link the performance objectives of participants to those of our shareholders; and

•   provide participants with an incentive for excellence in individual performance.

Officers of Hill-Rom are eligible to participate in the plan. The Compensation Committee is empowered to determine the specific participants in the plan, and has designated the members of our executive leadership team, including our continuing Named Executive Officers, as participants in this plan for our 2011 fiscal year.

At the annual meeting, you are being asked to approve the Incentive Plan so that awards will be excluded from “applicable employee remuneration” under Section 162(m) of the Internal Revenue Code as performance-based compensation and, therefore, not subject to the limitation on deductible compensation under Section 162(m). Should the shareholders not approve the Incentive Plan, no awards will be made under the Incentive Plan for the 2011 fiscal year. In such case, however, the Compensation Committee will consider other alternatives.

The Board of Directors recommends that you vote “FOR” the approval of the Hill-Rom Holdings, Inc. Short-Term Incentive Plan.

Description of the Incentive Plan

Following is a summary of the material features of the Incentive Plan. It is qualified by reference to the full text of the plan, which is attached as Appendix 1 to this proxy statement.

Administration

The Incentive Plan is administered by the Compensation Committee, which has sole responsibility for determining the participants, establishing performance objectives, setting award targets and determining award amounts, as allowed by the Incentive Plan.

Performance Objectives

The Incentive Plan’s performance objectives are determined with reference to “EBITDA”, as such term is specifically defined in the Incentive Plan.  The Incentive Plan defines “EBITDA” to mean, for each relevant fiscal year (the “Performance Period”), Hill-Rom’s earnings before interest, taxes, depreciation and amortization as reported in Hill-Rom’s audited consolidated financial statements for the Performance Period, with such adjustments for such Performance Period as the Compensation Committee may provide for prior to the commencement thereof, or at such later time as may be permitted by applicable provisions of the Internal Revenue Code (which adjustments may include effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as identified in the financial statements, notes to the financial statements or management’s discussion and analysis).

Awards

        The maximum amount payable for any fiscal year is:

•	Chief Executive Officer: 2% of as-adjusted EBITDA for the Performance Period
•	Other Officers: 1% of as-adjusted EBITDA for the Performance Period

When making awards to participants under the plan, the Compensation Committee has the discretion to reduce, but not increase, such awards. The Compensation Committee has determined that it will take into account the metrics used to make awards under our existing Short-Term Incentive Compensation Plan when exercising such discretion, and that target payouts will remain unchanged from fiscal year 2010 for our Named Executive Officers.  See “Executive Compensation” for additional details on these metrics.

Amendment or Modification

Our Board may modify, amend, suspend or terminate the Incentive Plan, provided that no amendment that would require the consent of the shareholders of Hill-Rom pursuant to Section 162(m) of the Internal Revenue Code, New York Stock Exchange listing rules or the Securities Exchange Act of 1934, or any other applicable law, rule or regulation, shall be effective without such consent. However, no modification may, without the consent of the participant, reduce the right of a participant to a payment or distribution to which the participant is entitled by reason of an outstanding award allocation.

Proposal No. 5 – Ratification of the Appointment of the Independent Registered Public Accounting Firm

Subject to shareholder ratification, the Audit Committee of our Board has appointed PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending September 30, 2011.  Representatives from PwC will be present at the annual meeting with an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

The Audit Committee has adopted a policy requiring that all services from the outside independent registered public accounting firm must be pre-approved by the Audit Committee or its delegate and has adopted guidelines that non-audit related services, including tax consulting, tax compliance and tax preparation fees, should not exceed the total of audit and audit related fees.  During fiscal 2010, PwC’s fees for non-audit related services fell within these guidelines.

The following table presents fees for professional services rendered by PwC for the audit of our annual consolidated financial statements for the years ended September 30, 2010 and 2009, and fees billed for other services rendered by PwC during those periods.

	2010	2009
Audit Fees (1)	$1,219,500	$1,282,000
Audit-Related Fees (2)	528,288	866,000
Tax Fees (3)	48,000	40,728
All Other Fees (4)	1,500	1,500
Total	$1,797,288	$2,190,228

(1)
Audit Fees were billed by PwC for professional services rendered for the integrated audit of our consolidated financial statements and our internal control over financial reporting, along with the review and audit of the application of new accounting pronouncements, SEC releases and accounting for unusual transactions. Fiscal 2009 also included the audit of our interim goodwill and intangible asset impairment analysis.

(2)
Audit-Related Fees were billed by PwC for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not disclosed under “Audit Fees” above. These audit-related services included fees related to acquisition accounting, statutory audits of European and other foreign entities and other transaction related fees.

(3)	Tax Fees were billed by PwC for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees were billed by PwC for all other products and services provided to us. These fees were for a subscription to PwC’s online accounting research tool.

The Board recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Hill-Rom’s independent registered public accounting firm.

CORPORATE GOVERNANCE

Board Leadership

The Board is currently led by our non-executive Chair, Mr. Classon, who is an independent director. The Board has determined that the leadership of the Board is currently best conducted by an independent Chair. The Chair provides overall leadership to the Board in its oversight function, while the Chief Executive Officer, Mr. Greisch, provides leadership with respect to the day-to-day management and operation of our business.  We believe the separation of the offices allows Mr. Classon to focus on managing Board matters and allows Mr. Greisch to focus on managing our business.  In addition, we believe the separation of the offices enhances the objectivity of the Board in its management oversight role.

Executive sessions or meetings of outside directors without management present are held regularly at the beginning and end of Board meetings, and, depending on directors’ desire, from time to time during Board and committee meetings.  The Chairman of the Board generally presides at executive sessions of non-management directors, except that the chairs of the committees of the Board preside at executive sessions of non-management directors held following meetings of their committees or at which the principal items to be considered are within the scope or authority of their committees.

Board’s Role in Strategic Planning and Oversight of Risk Management

The Board is responsible for directing and overseeing the management of Hill-Rom’s business in the best interests of the shareholders and consistent with good corporate citizenship. The Board sets strategic direction and priorities for the Company, approves the selection of the senior management team and oversees and monitors risks and performance. At Board meetings during the year, members of senior management present their long-range strategic plans to the Board, and at the start of each fiscal year, that Board reviews and approves an operating plan and budget for the next year.

A fundamental part of setting Hill-Rom’s business strategy is the assessment of the risks Hill-Rom faces and how they are managed. The Board and the Audit Committee meet regularly throughout the year with our financial and treasury management teams and with our Vice President, Internal Audit and Chief Legal Officer to assess the financial, legal/compliance and operational/strategic risks throughout our businesses and review our insurance and other risk management programs and policies in order to enable the Board to exercise its ultimate oversight responsibility for Hill-Rom’s risk management processes.

In addition, the Compensation Committee assesses Hill-Rom’s compensation structure on a regular basis to appropriately align risks and incentives for our executive management.  See “Compensation Discussion and Analysis” below for additional information.

Communications with Directors

Shareholders of Hill-Rom and other interested persons may communicate with the Chairman of the Board, the chairs of Hill-Rom’s Nominating/Corporate Governance Committee, Audit Committee or Compensation Committee or the non-management directors of Hill-Rom as a group by sending an email to investors@hill-rom.com.  The email should specify which of the foregoing is the intended recipient.

Director Attendance at Annual Meeting

Hill-Rom currently does not have a formal policy regarding director attendance at its annual meetings of shareholders, but all of Hill-Rom’s directors generally do attend the annual meetings.  The Chairman of the Board presides at the annual meeting of shareholders, and the Board holds one of its regular meetings in conjunction with the annual meeting of shareholders.  All members of the Board at the time of our 2010 annual meeting of shareholders attended that meeting in person.

Corporate Governance Standards and Code of Ethics

The Board has adopted Corporate Governance Standards for the Board of Directors that provide the framework for the effective functioning of the Board of Directors.  In addition, the Board has adopted a Code of Ethical Business Conduct that applies to all directors, officers and other employees of Hill-Rom, including Hill-Rom’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, which constitutes a “code of ethics” within the meaning of Item 406 of the SEC’s Regulation S-K. The Board reviews, from time to time, and makes changes to the Code based on recommendations made by the Audit Committee of the Board.  They are both available via the investor relations section of the Hill-Rom website at http://ir.hill-rom.com.

Determinations with Respect to Independence of Directors

The Corporate Governance Standards adopted by the Board of Directors require the Board to make an annual determination regarding the independence of each of Hill-Rom’s directors.  The standards provide that if a director is not independent pursuant to the listing standards of the New York Stock Exchange, or if the director owns, or is affiliated with the owner of, a controlling amount of voting stock of Hill-Rom, such director shall not be independent.  The Board makes these determinations for each member of the Board based on an annual evaluation performed by and recommendations made by the Nominating/Corporate Governance Committee, consistent with past practices.  When making these determinations, the Board in particular considered the following:

Charles E. Golden is a member of the Board of Directors of Clarian Health Partners, which purchased approximately $3.2 million, $4.9 million and $2.8 million of products and services from Hill-Rom in the fiscal years 2008, 2009 and 2010, respectively.

Eduardo R. Menascé, is a director of a number of entities with which Hill-Rom has ordinary course relationships.  Mr. Menascé is not an executive of any of these entities, and the payments to the largest of these entities, Key Corp., have not exceeded $1,000,000 in any of the last three years.

Joanne C. Smith, M.D. has served as President and Chief Executive Officer of the Rehabilitation Institute of Chicago since October 2006, which has purchased approximately $419,000, $290,000 and $459,000 of products and services from Hill-Rom in fiscal years 2008, 2009 and 2010, respectively.  These amounts are significantly less than 2% of the gross revenues of the Rehabilitation Institute of Chicago in those years.

Based on these standards and all relevant facts and circumstances, the Board has determined that each of Rolf A. Classon, James R. Giertz, Charles E. Golden, Ronald A. Malone, Eduardo R. Menascé, Katherine S. Napier and Joanne C. Smith, M.D. is independent, and that neither W August Hillenbrand nor John J. Greisch are independent.

Transactions with Related Persons

The Corporate Governance Standards for the Board require that all new proposed related party transactions involving executive officers or directors must be reviewed and approved by the Nominating/Corporate Governance Committee.  The Corporate Governance Standards do not specify the standards to be applied by the Nominating/Corporate Governance Committee in reviewing transactions with related persons. However, we expect that in general the Nominating/Corporate Governance Committee will consider all of the relevant facts and circumstances, including, if applicable, but not limited to: the benefits to us; the impact on a director’s independence in the event the related person is a director, an immediately family member of a director or an entity in which a director is a partner, shareholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms available for similar transactions with unrelated third parties.

In addition to the above disclosed transactions with related persons, William A. Hillenbrand II, the son of W August Hillenbrand, a director of the Company, was hired as Hill-Rom’s Director of Sales Effectiveness on November 2, 2009, with a $125,000 base annual salary and participation in all other employee incentive and benefit plans commensurate with other employees at his level. William A. Hillenbrand II’s employment was ratified by the Nominating/Corporate Governance Committee on May 6, 2010.

Meetings and Committees of the Board of Directors

During the fiscal year ended September 30, 2010, the Board held eight meetings.  During this period, no member of the Board attended fewer than 75% of the aggregate of the number of meetings of the full Board and the number of meetings of the committees on which he or she served.

The following table shows the composition of the committees of the Board:

Director	Audit Committee	Nominating/ Corporate Governance Committee	Compensation Committee
Rolf A. Classon (Board Chair) (I)		VC	✓
James R. Giertz (I)	✓
Charles E. Golden (I)	C	✓
John J. Greisch
W August Hillenbrand
Ronald A. Malone (I)			C
Eduardo R. Menascé (I)	VC	✓
Katherine S. Napier (I)	✓
Joanne C. Smith, M.D. (Board Vice Chair) (I)		C	VC

I = Independent Director
C = Committee Chair
VC = Committee Vice Chair

The Audit Committee has general oversight responsibilities with respect to Hill-Rom’s financial reporting and controls, and legal, regulatory and ethical compliance.  It regularly reviews Hill-Rom’s financial reporting process, its system of internal control over financial reporting, legal and regulatory compliance and ethics that management or the Board has established and the internal and external audit processes of Hill-Rom.  The Audit Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2010, held ten meetings.  Each member of the Audit Committee is independent under Rule 10A-3 of the SEC and NYSE listing standards and meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board of Directors has determined that each of Messrs. Golden, Menascé and Giertz is an “audit committee financial expert” as that term is defined in Item 407(d) of Regulation S-K.

The Compensation Committee assists the Board in ensuring that the officers and key management of Hill-Rom are effectively compensated in terms of salaries, supplemental compensation and other benefits that are internally equitable and externally competitive.  The Compensation Committee is also responsible for reviewing and assessing the talent development and succession management actions concerning the officers and key employees of Hill-Rom.  The Compensation Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2010, held ten meetings.

The Nominating/Corporate Governance Committee assists the Board in ensuring that Hill-Rom is operated in accordance with prudent and practical corporate governance standards, ensuring that the Board achieves its objective of having a majority of its members be independent in accordance with NYSE listing standards and other regulations and identifying candidates for the Board of Directors.  The Nominating/Corporate Governance Committee operates pursuant to a written charter, and during the fiscal year ended September 30, 2010, held four meetings.

The Board has adopted position specifications applicable to members and nominees.  The specifications provide, in general, that a candidate must be of sound character, be an expert in his or her chosen field, be knowledgeable of Hill-Rom’s business (or be willing to become so) and have experience as a overseer of, and advisor to, senior management.  In addition, the particular skills and talents of any director nominee should positively contribute to the diversity of the various skills and talents of the Board as a whole.

The Nominating/Corporate Governance Committee considers director candidates recommended by shareholders, and any such recommendations should be communicated to the Chair of the Nominating/Corporate Governance Committee in the manner described above in “—Communications with Directors” and should be accompanied by substantially the same types of information as are required under Hill-Rom’s Code of By-laws for shareholder nominees.

Hill-Rom’s Code of By-Laws provides that nominations of persons for election to the Board of Directors of Hill-Rom may be made at any meeting of shareholders by or at the direction of the Board of Directors or by any shareholder entitled to vote for the election of members of the Board of Directors at the meeting.  For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of Hill-Rom and any nominee must satisfy the qualifications established by the Board of Directors of Hill-Rom from time to time as contained in the proxy statement of Hill-Rom for the immediately preceding annual meeting or posted on our website, www.hill-rom.com.  To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary not later than (i) in the case of the annual meeting, 100 days prior to the anniversary of the date of the immediately preceding annual meeting which was specified in the initial formal notice of such meeting (but if the date of the forthcoming annual meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of 100 days prior to the forthcoming meeting date and the close of business 10 days following the date on which Hill-Rom first makes public disclosure of the meeting date) and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which Hill-Rom first makes public disclosure of the meeting date.  The notice given by a shareholder must set forth: (i) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (iv) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC; (v) the consent in writing of each nominee to serve as a director of Hill-Rom if so elected, and (vi) a description of the qualifications of such nominee to serve as a director of Hill-Rom.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended September 30, 2010, the following directors served on the Compensation Committee:  Ronald A. Malone, Joanne C. Smith, M.D. and Rolf A. Classon.  The Compensation Committee had no interlocks or insider participation.

Availability of Governance Documents

Copies of Hill-Rom’s Corporate Governance Standards, Code of Ethical Business Conduct and Board committee charters are available on Hill-Rom’s website at www.hill-rom.com or in print to any shareholder who requests copies through Hill-Rom’s Investor Relations office.  Also available on Hill-Rom’s website are position specifications adopted by the Board for the positions of Chief Executive Officer, Chair and Vice Chair of the Board of Directors and other members of the Board of Directors.

AUDIT COMMITTEE REPORT

Management is responsible for Hill-Rom’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards.  The independent registered public accounting firm is responsible for performing an integrated audit of Hill-Rom’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (“PCAOB”) and the issuance of a report thereon.  The Audit Committee of the Board of Directors (the “Committee”) has the responsibility to monitor and oversee these processes.

The Committee meets separately at most regular committee meetings with management, the Vice President of Internal Audit and Hill-Rom’s outside independent registered public accounting firm. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.  In addition, the Committee approves, subject to shareholder ratification, the appointment of Hill-Rom’s outside independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), and pre-approves all audit and non-audit services to be performed by the firm.

The Committee has reviewed and discussed the consolidated financial statements with management and PwC.  Management represented to the Committee that Hill-Rom’s consolidated financial statements were prepared in accordance with generally accepted accounting principles.  PwC discussed with the Committee matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance).  Management and the independent registered public accounting firm also made presentations to the committee throughout the year on specific topics of interest, including:  (i) current developments and best practices for audit committees; (ii) updates on the substantive requirements of the Sarbanes-Oxley Act of 2002, including management’s responsibility for assessing the effectiveness of internal control over financial reporting; (iii) key elements of anti-fraud programs and controls; (iv) transparency of corporate financial reporting; (v) Hill-Rom’s critical accounting policies; (vi) the applicability of new and proposed accounting releases; and (vii) SEC accounting developments.

PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee regarding independence.  PwC informed the Audit Committee that it was independent with respect to Hill-Rom within the meaning of the securities acts administered by the SEC and the requirements of the PCAOB.  The Committee discussed this finding, and also considered whether non-audit consulting services provided by PwC could impair the auditors’ independence and concluded that such services have not done so.

Based upon the forgoing, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Hill-Rom’s Annual Report on Form 10-K for the year ended September 30, 2010.

In addition, the Committee has discussed with the Chief Executive Officer and the Chief Financial Officer of Hill-Rom the certifications required to be given by such officers in connection with Hill-Rom’s Annual Report on Form 10-K pursuant to the Sarbanes-Oxley Act of 2002 and SEC rules adopted thereunder, including the subject matter of such certifications and the procedures followed by such officers and other management in connection with the giving of such certifications.

Submitted by the Audit Committee
Charles E. Golden (Chair)
Eduardo R. Menascé (Vice Chair)
James R. Giertz
Katherine S. Napier

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our outstanding common stock as of December 28, 2010 by:

•	each of our directors and our Named Executive Officers;
•	all of our directors and executive officers as a group; and
•	each person or entity who is known by us to be the beneficial owner of more than five percent of our common stock.

Our common stock is our only class of equity securities outstanding.  Except as otherwise noted in the footnotes below, the individual director or executive officer or their family members had sole voting and investment power with respect to such securities.  None of the shares beneficially owned by our directors and executive officers are pledged as security.  The number of shares beneficially owned includes, as applicable, directly and/or indirectly owned shares of common stock, common stock shares underlying stock options that are currently exercisable or will become exercisable within 60 days from December 28, 2010, and deferred stock share awards (otherwise known as restricted stock units or RSUs) that are vested or will vest within 60 days from December 28, 2010.  Except as specified below, the business address of the persons listed is our headquarters, 1069 State Route 46 East, Batesville, Indiana 47006.

Name of Beneficial Owner	Shares Owned Directly(2)	Shares Owned Indirectly	Shares Under Options/RSUs Exercisable/ Vesting Within 60 Days	Total Number of Shares Beneficially Owned	Percent of Class	Shares Underlying RSUs/Options Not Yet Beneficially Owned(3)
Directors and Named Executive Officers:
Rolf A. Classon	15,806	-	55,523	71,329	*	-
John J. Greisch	30,000	-	51,996	81,996	*	337,539
James R. Giertz	2,000	-	3,377	5,377	*	-
Charles E. Golden	2,713	-	34,937	37,650	*	-
W August Hillenbrand	92,047	1,035,043	28,624	1,155,714	1.8%	-
Ronald A. Malone	-	-	11,253	11,253	*	-
Eduardo R. Menascé	-	-	14,699	14,699	*	-
Katherine S. Napier	-	-	4,224	4,224	*	-
Joanne C. Smith, M.D.	2,000	-	24,362	26,362	*	-
Gregory N. Miller (1)	36,452	-	-	36,452	*	-
Kimberly K. Dennis	21,570	442	100,035	122,047	*	61,281
Susan R. Lichtenstein	1,000	-	-	1,000	*	57,972
Perry Stuckey III (1)	-	-	-	-	*	-
Peter H. Soderberg (1)	63,150	25,125	-	88,275	*	-
Patrick D. de Maynadier (1)	16,466	-	-	16,466	*	-
Gregory J. Tucholski (1)	8,091	-	-	8,091	*	-
All directors and executive officers as a group (18 individuals)	184,417	1,040,485	355,250	1,580,152	2.5%	732,434

Name of Beneficial Owner	Total Number of Shares Beneficially Owned	Percent of Class
Other 5% Beneficial Owners:
BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,008,978 (4)	8.0%

FMR LLC 82 Devonshire Street Boston MA 02109	7,093,174 (5)	11.2%

HealthCor Management, L.P. 152 West 57th Street 47th Floor New York, NY 10019	4,591,573 (6)	7.3%

Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	3,546,160 (7)	5.7%

*	Less than 1% of the total shares outstanding.

(1)
Messrs. Soderberg, de Maynadier, Tucholski, Stuckey and Miller ceased to be executive officers of Hill-Rom effective January 8, 2010, May 6, 2010, June 1, 2010, November 29, 2010 and December 13, 2010, respectively.  Mr. Soderberg continues to serve as a part-time employee of Hill-Rom in the non-executive officer capacity of Chief Innovation Officer.  Share ownership for these individuals is based on the most recently available public data, and is not included in the line item “All directors and executive officers as a group”.

(2)	Includes shares of common stock purchased under our employee stock purchase plan over the first quarter of fiscal year 2011 and issued December 31, 2010.

(3)	Excludes performance based options and stock units previously granted and currently outstanding.

(4)	This information is based solely on Schedule 13G filed by BlackRock, Inc. with the SEC on January 29, 2010.

(5)	This information is based solely on Schedule 13G filed by FMR LLC with the SEC on July 9, 2010.

(6)
This information is based solely on Amendment No. 2 to Schedule 13G filed by HealthCor Management, L.P. with the SEC on February 12, 2010.  The Schedule 13G also was filed with respect to all or a portion of such shares by HealthCor Associates, LLC, HealthCor Offshore, Ltd., HealthCor Offshore Master Fund, L.P., HealthCor Offshore GP, LLC, HealthCor Hybrid Offshore, Ltd., HealthCor Hybrid Offshore Master Fund, L.P., HealthCor Hybrid Offshore GP, LLC, HealthCor Group LLC, HealthCor Capital, L.P., HealthCor, L.P. and Joseph Healey, each with the same address as HealthCor Management, L.P., and by Arthur Cohen, 12 South Main Street, #203, Norwalk, CT 06854.

(7)
This information is based solely on Amendment No. 1 to Schedule 13G filed by Keeley Asset Management Corp. with the SEC on February 16, 2010.  The Schedule 13G also was filed with respect to a portion of such shares by John L. Keeley, Jr., with the same address as Keeley Asset Management Corp.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy

Hill-Rom’s compensation program is designed to:

•	Align management’s interests with those of shareholders;

•	Motivate and provide incentive for employees to achieve superior results;

•	Ensure clear accountabilities and provide rewards for producing results;

•	Ensure competitive compensation in order to attract and retain superior talent; and

•	Ensure simplicity and transparency in compensation structure.

Hill-Rom’s compensation program has generally targeted the 50th percentile of compensation paid by companies with which Hill-Rom competes for executive talent.  However, the Compensation Committee believes that it is critical to retain flexibility in setting compensation when competing for the top executive talent necessary to grow Hill-Rom’s business and increase stockholder value, and has indicated that it will exceed this target when necessary.  In addition, because Hill-Rom utilizes performance-based compensation, in any given year total compensation can vary when pre-established business and/or personal criteria targets are exceeded or are not achieved.

Process for Determining Compensation

The Board’s Compensation Committee is charged with ensuring that Hill-Rom’s compensation programs meet the objectives outlined above.  In that role, the Compensation Committee makes all executive compensation decisions, administers Hill-Rom’s compensation plans and keeps the Board informed regarding executive compensation matters.  The Compensation Committee, in consultation with Hill-Rom’s compensation consultant and the full Board, determines the compensation of the Chief Executive Officer.  The Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of his direct reports, including Hill-Rom’s other Named Executive Officers.  From time to time, Hill-Rom management also provides recommendations to the Compensation Committee regarding modifications to the elements and structure of Hill-Rom’s compensation program.

The Compensation Committee considers peer group data, survey data and other factors when determining the elements and amounts of compensation.

Peer Group and Survey Data.  As one of several factors in considering approval of elements of Hill-Rom’s compensation programs, the Compensation Committee compares Hill-Rom’s compensation programs and performance against an approved peer group of companies.  The compensation peer group, which is periodically reviewed and updated by the Compensation Committee, consists of companies that are similar in size and in similar industries as Hill-Rom and with whom Hill-Rom may compete for executive talent.

In May 2009, the Compensation Committee’s compensation consultant, Mercer (US) Inc. (“Mercer”), conducted a review of Hill-Rom’s peer group.   After evaluating many potential peer companies against various criteria, including, among others, participation in similar market segments, revenue size, number of employees, total equity value, and comparable published operating and financial metrics, the Board elected to add additional peer companies for purposes of evaluating the Company’s performance. Hill-Rom focused on companies whose revenue’s were one-half to two times Hill-Rom’s planned revenue.   The Compensation Committee determined to keep the same peer group for 2010 as was selected in 2009.

Peer Group Companies
C. R. Bard, Inc.	Steris Corporation
Beckman Coulter, Inc.	Varian Medical Systems, Inc.
Conmed Corporation	PerkinElmer, Inc.
Dentsply International Inc.	Alere Inc.
Hospira, Inc.	The Cooper Companies, Inc.
Invacare Corporation	ResMed Inc.
Kinetic Concepts, Inc.	Integra Lifesciences Holdings Corporation
Mettler-Toledo International Inc.	Edwards Lifesciences Corporation

In addition to peer group data, the Compensation Committee considers survey data that include a broad sample of Fortune 1000 companies, focusing on data regarding companies with revenues within a range of one-half to two times Hill-Rom’s revenue or its business units, companies in the manufacturing industry and companies with a comparable number of full time equivalent employees.  The purpose of the survey data is to provide an additional source of market data to validate the findings under the proxy analysis.

Other Factors.  The Compensation Committee is aware that it cannot establish total executive compensation levels solely on the basis of the median range of competitive benchmark survey data without additional analysis. Accordingly, the Compensation Committee also takes into account external and internal factors when establishing the total compensation of each executive.  Some of these factors include the executive’s length of service, the level of experience and responsibility, external market conditions, complexity of position, individual performance, internal pay equity within Hill-Rom and the degree of replacement difficulty.  In addition, the Compensation Committee periodically reviews the total compensation of Hill-Rom’s Named Executive Officers in comparison to the total compensation of its peer group companies.  The purpose of this high level review is to look at all elements of compensation that are not typically captured within a total direct compensation analysis covering base salary, annual incentive, and long term incentive compensation and, if there were significant differences, to understand what elements of compensation gave rise to the differences.

Compensation Consultant

The Compensation Committee engages nationally recognized outside compensation and benefits consulting firms to evaluate independently and objectively the effectiveness of and assist with implementation of Hill-Rom’s compensation and benefit programs and to provide the Compensation Committee with additional expertise in the evaluation of Hill-Rom’s compensation practices.  During the fiscal year ended September 30, 2010, the Compensation Committee retained Mercer as its compensation and benefits consulting firm.

Mercer also provides other consulting services to Hill-Rom, most of which are in the areas of Health & Welfare.  The decision to retain Mercer for these other services was made at the recommendation of Hill-Rom’s management, however the Compensation Committee regularly reviews and approves these services as part of its ongoing vigilance as to Mercer’s objectivity.  In fiscal year 2010, we paid Mercer approximately $163,000 for work related to executive compensation, $15,000 for other consulting services, and $796,000 for administrative services related to our health and welfare benefits.

Risk Assessment of Compensation Policies and Practices

With Mercer’s assistance, the Compensation Committee reviewed our material compensation policies and practices applicable to our employees, including our executive officers, and concluded that these policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The key features of the executive compensation program that support this conclusion include:

•	appropriate pay philosophy, peer group and market positioning;
•	effective balance in cash and equity mix, short and long term focus, corporate, business unit and individual performance focus and financial and non-financial performance measurement and discretion;
•	compensation programs designed to avoid excessive risk-taking; and
•	meaningful risk mitigants, such as the stock ownership guidelines and executive compensation recoupment policies.

Elements of Executive Compensation

The three major components of Hill-Rom’s executive officer compensation are: (1) base salary, (2) variable cash incentive awards and (3) long-term, equity-based incentive awards.  Each component of the program, as well as the program as a whole, is designed to be competitive with our peers.

Base Salary.  Hill-Rom provides senior management with a fixed level of cash compensation in the form of base salary that is competitive and consistent with their skill level, experience, knowledge, length of service with Hill-Rom, and the level of responsibility and complexity of their position.  Base salary is intended to aid in the attraction and retention of talent in a competitive market.  Base salary is generally targeted at the market median although actual salaries may be higher or lower as a result of various factors, including length of service, the level of experience and responsibility, complexity of their position, individual performance, internal pay equity within Hill-Rom and the degree of difficulty in replacing the individual.

The base salaries of senior management are reviewed by the Compensation Committee on an annual basis, generally during the first quarter of the fiscal year, as well as at the time of promotion or significant changes in responsibility.  Executives are eligible for base salary increases based on individual performance, as well as market benchmarking that helps the Compensation Committee assess the Company’s competitiveness for talent. Individual performance is determined by use of an internal performance management system, which differentiates individual achievement. Market benchmarking is done via the Compensation Committee’s independent consultant, as well as with reference to publicly reported compensation data. For fiscal year 2011, the Compensation Committee granted merit increases in the amounts of $100,000, $8,300, and $11,880, for each of Mr. Greisch, Ms. Lichtenstein and Ms. Dennis, respectively.  The increases reflect the Committee’s assessment of the executives’ performance during the preceding year, as well as the Committee’s consideration of market benchmarking for similarly placed executives.

Annual Cash Incentives

Overview.  The payment of annual cash incentives is formula-based, with adjustments for achievement of individual performance goals, and is governed by Hill-Rom’s Short-Term Incentive Compensation Plan (“STIC Plan”).  The objective of the STIC Plan is to provide a total level of cash compensation that is heavily weighted on the achievement of internal performance objectives, which takes into consideration the competitive market median of total cash compensation.

The STIC Plan provides for individual short-term incentive compensation payouts ranging up to a maximum of two times the executive’s short-term incentive compensation target opportunity (set forth below) depending upon achievement of (1) Company-wide goals and (2) on individual goals specific to the officer’s area of responsibility, such as sales, operating income, cash flow, and demonstrated management and leadership, as appropriate.  The individual goals are both qualitative and quantitative in nature and, therefore, the evaluation of performance against those objectives by the Compensation Committee is, in part, subjective.

STIC Funding Percentage.  Under the terms of the STIC Plan, the Compensation Committee establishes a STIC Plan pool each year that will be funded based upon the achievement of pre-established performance objectives.  The STIC Plan pool is funded at between 30% and 150% of aggregate target opportunities.

The 2010 STIC Plan pool was funded by operating income and by revenues generated within Hill-Rom.    For fiscal year 2010, the targets were:

	Target	Weight
Operating Income	$133.0 million	75%
Revenue	$1,472.5 million	25%

The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.  In addition, in order to encourage management to take actions in the best interests of Hill-Rom, the Compensation Committee has the discretion to exclude nonrecurring special charges and amounts from the calculation of these targets.  At its November 15, 2010 meeting, the Compensation Committee reviewed the adjusted financial performance of Hill-Rom against the predetermined financial targets and determined that based on our performance in fiscal year 2010, the STIC Funding Percentage was 137.2%.

Individual STIC Performance.  The Compensation Committee uses its discretion to assess achievement of individual goals.  Such assessment yields an Individual STIC Performance percentage, which may be above or below 100%.

STIC Target Opportunity.  For fiscal 2010, the CEO target opportunity was 100% of base salary and 50% or 60% of base salary for all the other Named Executive Officers.

STIC Payment Calculation.  The final STIC Plan payment to any individual is calculated by multiplying the (a) the STIC Funding Percentage by (b) the Individual STIC Performance by (c) the STIC Target Opportunity by (d) base salary.

Changes for FY 2011.  Assuming approval by our shareholders at the 2011 annual meeting, all Named Executive Officers will participate in our Incentive Plan (as described previously under Proposal No. 4), which is designed to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986 for performance-based compensation.  The Incentive Plan provides for a maximum award equal to 2.0% of our EBITDA (as adjusted) for our CEO and 1.0% for each other named executive officer.  However, in determining actual awards made under the plan, the Compensation Committee has the discretion to, and has indicated its expectation that it will, pay actual awards which are lower than the maximum awards.

We anticipate that the Compensation Committee will use this “negative discretion” to reduce these maximum awards by such amounts as are necessary to provide final award payments to plan participants that are consistent with award payments that would otherwise be made under Hill-Rom’s STIC Plan.

To accomplish this, the Compensation Committee will utilize target awards for each of the plan participants that are generally unchanged from fiscal year 2010, 100% of base salary for the CEO and 50% to 75% of base salary for all other participants.  These target awards will then be adjusted upwards or downwards based on Company and individual goals and measures.  For fiscal year 2011, the Company determined goals and measures will be based on revenue, adjusted earnings per share, and cash flow return on invested capital.  The individual goals and measures will be goals specific to the officer’s area of responsibility, such as sales, operating income, cash flow, and demonstrated management and leadership, as appropriate.

Long-Term Equity Awards

Overview:  Hill-Rom’s Stock Incentive Plan provides for the opportunity to grant stock options and other equity-based incentive awards to officers, other key employees and non-employee directors to help align those individuals’ interests with those of shareholders, to help motivate executives to make strategic long-term decisions, and to better enable Hill-Rom to attract and retain capable directors and executive personnel.

In September 2009, the Compensation Committee with support from its compensation consultant, Mercer, modified Hill-Rom’s long-term incentive compensation program to provide a portfolio approach to long-term incentives.  The objectives of the redesign were to:

•	Provide awards, at target, that are aligned with competitive market levels;

•	Provide payouts that correlate with high performance resulting in increased payouts and low performance resulting in reduced payouts;

•	Provide a mix of awards representative of typical market practice; and

•	Provide awards that support internal equity among Hill-Rom’s executives.

In addition the Compensation Committee considered the Stock Incentive Plan share usage rate, number of plan participants and potential aggregate target awards for participants in the process of determining target award levels and the mix of long-term incentive awards.

Awards made in fiscal year 2010 were a combination of stock options, restricted stock units (“RSUs”) and performance stock units (“PSUs”).  Awards made in fiscal year 2011 were a combination of stock options and PSUs for the Named Executive Officers, and a combination of stock options, RSUs and PSUs for others.  The long-term incentive award program provides for awards ranging up to a maximum of two times the executives target long-term incentive award as a percentage of base salary as set forth above depending on achievement of personal performance objectives and overall business performance.

Stock Options and RSUs.  In December 2009, the Compensation Committee revised the standard vesting terms of our stock option and RSU award agreements going forward to provide for vesting in four equal annual installments beginning on the first anniversary of the date of grant for stock options and beginning on the day after the first anniversary of the date of grant for RSUs.  Prior to this time, the Compensation Committee used a variety of other vesting schedules, depending on the award.

Performance Based Share Units or PSUs.  These awards provide the opportunity to earn shares of Hill-Rom stock based on achievement of performance objectives and completion of a time based vesting period. For the PSU awards granted in fiscal year 2011 for the three year performance period of fiscal year 2011 to fiscal year 2013, vesting is based on relative total shareholder return (“TSR”), a stock performance metric based upon share price appreciation and dividends paid to our shareholders.  The ultimate PSU value will range from 0% to 200% of the targeted amount, depending on Hill-Rom’s TSR during the performance period as compared to a peer group of other companies.  This peer group is comprised of mid-cap medical technology companies and includes, but is not limited to, the companies used to evaluate our overall compensation levels.

Share Ownership Guidelines.  In order to drive the long-term performance of the Company, executive officers are required to own a certain amount of Hill-Rom stock. The Chief Executive Officer is required to achieve ownership of Hill-Rom common stock valued at four times annual base salary. Each of the other executive officers is required to achieve ownership of Hill-Rom common stock valued at two times annual base salary, in each case within five years of becoming an executive officer.  Shares owned outright (including vested deferred shares) and deferred stock shares, whether vested or unvested, count toward the required ownership level.  This requirement, like the Executive Compensation Recoupment Policy discussed below, helps ensure long-term focus and appropriate levels of risk-taking by executive officers.

Hill-Rom’s Compensation Recoupment Policy. In December 2009, our Board of Directors adopted an Executive Compensation Recoupment Policy. Under the policy, the Compensation Committee can recoup from an executive officer all performance-based compensation and any trading profits on trades in Hill-Rom securities received during the prior 24 months in the event there is a material restatement of financial results due to misconduct of the executive officer from whom recoupment is sought. The Policy gives the Compensation Committee discretion to determine whether and to what extent to seek recoupment based on specific facts and circumstances.

Retirement and Change in Control Agreements

Overview.  Hill-Rom believes that it is in the best interests of it and its shareholders to have the unbiased dedication of its executives, without the distraction of personal uncertainties such as retirement or a change in control.  Hill-Rom has designed its senior management retirement and other post-employment benefit programs to reduce such distraction. We also believe that these benefits are at market levels and competitive with those of other comparable companies.  In addition to our Company-wide retirement programs (including our 401(k) and pension plan, which has stopped taking new entrants), we have several other programs in place.

Normal Retirement Guidelines.  Executives who are at least 55 years of age and with 5 years length of service are eligible to receive certain benefits under Hill-Rom’s Stock Incentive Plan.  These guidelines are incorporated into each individual equity award agreement and have been approved by the Compensation Committee.  The following is allowed:

•	accelerated vesting of outstanding time-based RSUs and stock options, which have been held for at least one year;

•	partial vesting of outstanding PSUs and/or performance-based stock options, which have been held for at least one year and for which performance objectives have been achieved; and

•	an extension of up to three years of the time to exercise eligible outstanding stock options.

Supplemental Executive Retirement Plan.  The Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”) provides additional retirement benefits to certain employees selected by the Compensation Committee whose retirement benefits under our Company-wide pension plan or 401(k) plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code.

Change in Control Agreements.  Hill-Rom has a Change in Control agreement in place with each Named Executive Officer who currently is an executive of Hill-Rom.  These change in control agreements are of the form commonly referred to as “double-trigger” agreements, in that they are triggered only in the event that an executive is terminated in connection with a change in control, not merely if a change in control occurs.  They are intended to encourage continued employment by Hill-Rom of its key management personnel and to allow such personnel to be in a position to provide assessment and advice to the Board of Directors regarding any proposed change in control without concern that such personnel might be unduly distracted by the uncertainties and risks created by the proposed transaction.  For information on the potential payments to executives on a change of control, see “-Potential Payments Upon Termination or Change in Control” below.

Other Personal Benefits

In addition to the elements of compensation discussed above, we also provide senior level management with various other benefits in order to remain competitive with the market, in attracting and retaining qualified executives.  Hill-Rom believes that these benefits are in-line with the market, are reasonable in nature, are not excessive and are in the best interest of Hill-Rom and its shareholders.

Employment Agreements

We have entered into an employment agreement with each of our Named Executive Officers.  We believe that it is appropriate for our senior executives to have employment agreements because they provide certain contractual protections to us that we might not otherwise have, including provisions relating to non-competition with us, non-solicitation of our employees and confidentiality of our proprietary information.  Additionally, we believe that employment agreements are a useful tool in recruiting and retention of senior level employees.  The current employment agreements set forth the basic duties of the executive officers and provide that each executive officer is entitled to receive, in addition to base salary, incentive compensation payable in our discretion and such additional compensation, benefits and perquisites as we may deem appropriate.  The employment agreements are terminable by either us or the executive officer “without cause” on sixty (60) days’ written notice, or if terminated by us, pay in lieu of notice, and are terminable at any time by us for cause, as defined in each employment agreement.  See “-Potential Payments Upon Termination or Change in Control” below for further information regarding payments due upon termination. The employment agreements also contain limited non-competition and non-solicitation agreements of the executive officers, which continue generally for a period of eighteen to twenty-four months after the termination of the executive officer’s employment.

Compensation of Named Executive Officers

The following tables and notes set forth compensation information for the fiscal years ended September 30, 2010, 2009 and 2008 for our Named Executive Officers.

Summary Compensation Table

							Change in Pension Value
						Non-Equity	and Nonqualified
				Stock	Option	Incentive Plan	Deferred Compensation	All Other
Name and Principal Position	Year	Salary	Bonus (1)	Awards (2)	Awards (3)	Compensation (4)	Earnings (5)	Compensation (6)	Total

JOHN J. GREISCH (7)	2010	$583,014	None	$800,004	$1,609,819	$879,692	-	$134,995	$4,007,524
President and Chief Executive Officer,
Member of the Board of Directors

GREGORY N. MILLER (8)	2010	$400,000	None	$550,030	$203,958	$345,668	$3,827	$45,447	$1,548,930
Former Senior Vice President and Chief	2009	$395,178	None	$189,053	$643,302	$109,524	$9,763	$41,431	$1,388,251
Financial Officer and Treasurer	2008	$378,000	None	$243,986	$695,205	$235,217	$486	$39,539	$1,592,433

KIMBERLY K. DENNIS	2010	$297,000	None	$412,755	$114,230	$193,513	$132,519	$13,411	$1,163,428
Senior Vice President,	2009	$295,027	None	$144,048	$403,104	$78,212	$206,410	$14,285	$1,141,086
North America Post-Acute Care	2008	$288,000	None	$162,911	$430,266	$153,982	$108	$13,343	$1,048,610

PERRY STUCKEY III (9)	2010	$56,822	$200,000	$340,023	$133,080	$38,971	-	$1,569	$770,465
Former Senior Vice President and
Chief Human Resources Officer

SUSAN R. LICHTENSTEIN (10)	2010	$163,726	None	$250,002	$201,156	$134,750	-	$6,225	$755,859
Senior Vice President, Corporate Affairs,
Chief Legal Officer and Secretary

PETER H. SODERBERG (11)	2010	$592,219	None	$200,013	-	$312,522	-	$228,431	$1,333,185
Former President and	2009	$840,000	None	$1,210,880	$1,961,365	$465,612	-	$427,996	$4,905,853
Chief Executive Officer	2008	$840,000	None	$1,086,170	$2,240,798	$862,369	$2,635	$522,031	$5,554,003

PATRICK D. DE MAYNADIER (12)	2010	$363,000	None	$549,225	$139,614	$298,756	$95,524	$67,616	$1,513,735
Former Senior Vice President,	2009	$360,649	None	$176,197	$511,247	$95,608	$137,561	$32,791	$1,314,053
General Counsel and Secretary	2008	$352,273	None	$189,936	$575,267	$210,075	$688	$31,742	$1,359,981

GREGORY J. TUCHOLSKI (13)	2010	$213,041	None	$336,037	$195,795	-	-	$451,357	$1,196,230
Former President, International
and Surgical

1)	Mr. Stuckey received a one-time sign-on cash award upon commencement of his employment to compensate him for the bonus opportunity foregone at his previous employer upon joining Hill-Rom.

2)
The 2010 amounts in this column represent the grant date fair value of time-based RSUs granted during the applicable fiscal year, excluding a reduction for risk of forfeiture. Also included is the grant date fair value of PSUs granted during fiscal 2010 to certain officers based upon the target achievement of the performance conditions as of the grant date as more fully described in the footnotes to the Grants of Plan-Based Awards Table.  These grant date fair values were based on the methodology set forth in Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.  The 2009 and 2008 award values for Messrs. Miller, Soderberg, de Maynadier and Ms. Dennis have been recalculated from the amounts disclosed in our previous Proxy Statements to reflect the new SEC rules.

3)
The 2010 amounts in this column represent the grant date fair value of time-based stock options granted to our Named Executive Officers during the applicable fiscal year, excluding the reduction for risk of forfeiture.  These grant date fair values were based on the methodology set forth in Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.  The 2009 and 2008 option award values for Messrs. Miller, Soderberg, de Maynadier and Ms. Dennis have been recalculated from the amounts disclosed in our previous Proxy Statements to reflect the new SEC rules.

4)	The amounts in this column represent cash awards earned for the applicable fiscal year and paid in the subsequent fiscal year, under our STIC Plan.

5)
During fiscal year 2010, we did not pay above-market interest on nonqualified deferred compensation, as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS.  Therefore, the 2010 amounts in this column reflect changes in the actuarial present value of pension benefits from September 30, 2009.  See the Pension Benefits Table and Nonqualified Deferred Compensation Table below for additional information.

6)	Please refer to the “All Other Compensation” table below for further information:

	All Other Compensation for Fiscal Year 2010
	Personal	Company Contributions
Name	Aircraft Usage (a)	401(k) (b)	Supp 401(k) (b)	Supp Retirement (b)	Legal Fee Reimbursement (c)	Unused Vacation Cash-out	Relocation Assistance (d)	Severance Benefits (e)	Other Benefits (f)	Total All Other Compensation
Mr. Greisch		$16,412	$103,583	-	$15,000	-	-	-	-	$134,995
Mr. Miller		$17,150	$27,652	-	-	-	-	-	$645	$45,447
Ms. Dennis		$7,007	$6,016	-	-	-	-	-	$388	$13,411
Mr. Stuckey		$1,569	-	-	-	-	-	-	-	$1,569
Ms. Lichtenstein		$6,225	-	-	-	-	-	-	-	$6,225
Mr. Soderberg	$36,452	$17,150	$63,013	$75,000	$25,000	-	-	-	$11,816	$228,431
Mr. de Maynadier		$7,350	$27,500	-	-	$27,923	-	-	$4,843	$67,616
Mr. Tucholski		$10,942	-	-	-	$23,385	$180,097	$230,794	$6,139	$451,357

a)
Amount represents the incremental cost to us of Mr. Soderberg’s personal use of our corporate aircraft during the first quarter of fiscal 2010. The value is based upon the variable costs of operating the corporate aircraft ($1,841 per flight hour for fiscal 2010), which includes trip-related expenses such as fuel, aircraft maintenance, crew travel expenses, on-board catering, landing and parking fees, and also takes into account flights without passengers. Fixed costs are excluded as they do not change based on personal usage such as pilot salaries and depreciation expense.

While we do not charge for the personal use of our corporate aircraft, we do report amounts related to such use as taxable income to the IRS.  None of our other Named Executive Officers are permitted to use the corporate aircraft for personal use.

b)
Amounts represent Company matching contributions to the Named Executive Officer’s accounts in the applicable plans: 401(k) Savings Plan, 401(k) Savings Plan portion of the SERP and the supplemental retirement account.

c)
Amounts represent reimbursement of out-of-pocket legal fees incurred with respect to Mr. Greisch’s employment agreement effective January 8, 2010 and Mr. Soderberg’s letter agreement effective September 17, 2009.

d)	Amount represents relocation assistance, including gross-up for taxes, provided to Mr. Tucholski associated with his temporary assignment in Lulea, Sweden.

e)	Amount consists of severance payments from June 1, 2010 to September 30, 2010 and a one-time special bonus in lieu of Mr. Tucholski’s 2010 STIC payment.

f)
Other benefits include Company-provided financial and estate planning, tax preparation, imputed income on continuing health and welfare coverage, executive physicals and expenses paid on behalf of the executives’ spouses who accompanied such executives on business travel.

7)	Effective January 8, 2010, Mr. Greisch was elected as our President and Chief Executive Officer and a member of the Board.

8)
Effective December 13, 2010, Mark J. Guinan was elected as our Senior Vice President and Chief Financial Officer and Treasurer. In connection with Mr. Guinan’s appointment, Mr. Miller stepped down from his positions as Senior Vice President and Chief Financial Officer and Treasurer. Mr. Miller’s employment with us terminated on December 31, 2010.

9)
Effective August 2, 2010, Mr. Stuckey was elected as our Senior Vice President and Chief Human Resources Officer.  Mr. Stuckey stepped down from this position effective November 29, 2010 for personal reasons.

10)	Effective May 6, 2010, Ms. Lichtenstein was elected as our Senior Vice President, Corporate Affairs, Chief Legal Officer and Secretary.

11)
Effective January 7, 2010 and in connection with Mr. Greisch’s appointment, Mr. Soderberg stepped down from his positions as President and Chief Executive Officer and member of the Board, which he held since March 2006. His employment with us will be terminated upon his retirement on April 30, 2011.

12)
Mr. de Maynadier’s employment with us terminated on December 31, 2010.  He was Senior Vice President General Counsel and Secretary of the Company from October 1, 2007 through July 2010. Prior to that he served as Vice President, General Counsel and Secretary.

13)
Mr. Tucholski was not a Named Executive Officer prior to 2010, and his employment with us terminated on June 1, 2010.  He was the President of the Company’s International and Surgical division from January 2008 through June 2010, and held a variety of marketing and sales positions with Hill-Rom prior to that.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2010

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2010.  All stock-based awards in fiscal year 2010 were granted under our Stock Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of	All Other Option Awards: Number of	Exercise or Base Price of	Grant Date Fair Value of
Name	Grant Date	Min	Target	Max	Min	Target	Max	Shares of Stock or Units (3)	Securities Underlying Options (3)	Option Awards (4)	Stock and Option Awards (5)

John J. Greisch		$349,808	$600,000	$1,200,000
	1/8/2010								207,987 (6)	$23.92	$1,609,819	(7)
	1/8/2010							33,445 (6)			$800,004

Gregory N. Miller		$0	$240,000	$480,000
	12/3/2009								27,086 (11)	$23.26	$203,958
	12/3/2009							12,038 (11)			$280,004
	12/3/2009							8,599 (8, 11)			$200,013
	12/3/2009				-	9,029 (11)	18,058 (11)				$70,013	(2)

Kimberly K. Dennis		$0	$148,500	$297,000
	12/3/2009								15,170	$23.26	$114,230
	12/3/2009							6,742			$156,819
	12/3/2009				-	5,057	10,114				$39,216	(2)
	4/20/2010							7,000 (9)			$216,720

Perry Stuckey III		$0	$28,333	$56,667
	8/2/2010								12,000 (6)	$34.28	$133,080	(2)
	8/2/2010							9,919 (6)			$340,023

Susan R. Lichtenstein		$0	$103,750	$207,500
	5/6/2010								19,625 (6)	$31.69	$201,156
	5/6/2010							7,889 (6)			$250,002

Peter H. Soderberg		$0	$210,000	$420,000
	12/3/2009							8,599 (10)			$200,013

Patrick D. de Maynadier		$0	$217,800	$435,600
	12/3/2009								18,541 (11)	$23.26	$139,614
	12/3/2009							8,241 (11)			$191,686
	12/3/2009				-	6,181 (11)	12,362 (11)				$47,939	(2)
	4/20/2010							10,000 (9, 11)			$309,600

Gregory J. Tucholski (12)		$0	$0	$0
	12/3/2009								26,002	$23.26	$195,795
	12/3/2009							11,557			$268,816
	12/3/2009				-	8,668	17,336				$67,221	(2)

1)
Amounts represent potential cash awards that could be paid under our STIC Plan. In the case of Mr. Greisch, the amount under the “Min” column was his guaranteed minimum STIC payment for fiscal year 2010 in accordance with his Employment Agreement effective January 8, 2010.

2)
The amounts under in the “Target” column reflect the number of PSUs granted to the Named Executive Officer on December 3, 2009. They represent the amount of shares the Named Executive Officer will receive if the target performance goals are met during each performance period of the three-year program. The grant date fair value for this award is based on achieving the target performance goals during the first year of the program (approximately one-third of the PSUs listed under the “Target” column), as the performance goals for the first year were known on the grant date.  Refer to the “Long-Term Equity Awards” section of the Compensation Discussion and Analysis for further details.

The grant date fair values based on the PSUs listed under the “Max” column are as follows: Mr. Miller: $420,029; Ms. Dennis: $235,252; Mr. de Maynadier: $287,540; and Mr. Tucholski: $403,235.

3)
Amounts under these columns represent stock options and RSUs granted to our Named Executive Officers during the fiscal year 2010 as more fully described in the following footnotes. For stock options, the exercise price is the fair market value of our common stock on the grant date, as described in Footnote 4 below. For RSUs, the value to be realized by the Named Executive Officer is based on the fair market value of our common stock on the vesting dates. The vesting schedules for these awards, and other unvested awards granted to our Named Executive Officers prior to fiscal year 2010, are disclosed in the footnotes to the Outstanding Equity Awards at September 30, 2010 table.

4)	The average of the high and low selling prices of our common stock on the New York Stock Exchange on the grant date or if the grant date is a non-trading day, then the next trading day thereafter.

5)
The grant date fair values of stock options, RSUs and PSUs granted to our Named Executive Officers are based on the methodology set forth in Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

6)
Amounts represent one-time executive sign-on stock options and RSUs that Messrs. Greisch and Stuckey and Ms. Lichtenstein each received in connection with their employment with us during fiscal year 2010.

7)
According to Mr. Greisch’s Employment Agreement effective January 8, 2010, he received a grant of stock options with a grant date value of $2,000,000 using the Black-Scholes valuation method. However, according to existing SEC rules for this column, the grant date value for Mr. Greisch’s stock options is required to be computed in accordance with the existing accounting guidance on stock-based compensation, which in our case is the Binomial valuation method. For further details, refer to the methodology set forth in Notes 1 and 13 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

8)	Amount represents a one-time grant of 8,599 RSUs to bring Mr. Miller’s total direct compensation closer to market total direct compensation for his position and level of responsibility.

9)
In the case of Mr. de Maynadier and Ms. Dennis, amounts represent one-time executive retention RSU grants to ensure a smooth transition of the new executive leadership team put into place by Mr. Greisch. Mr. de Maynadier’s executive retention RSU grant will not vest and will be forfeited due to his separation from Hill-Rom on December 31, 2010.

10)	In the case of Mr. Soderberg, pursuant to the letter agreement dated September 17, 2009, he received a one-time grant of 8,599 RSUs.

11)
In connection with their separations of employment from us on December 31, 2010, a portion of the unvested stock options, RSUs and PSUs outstanding as of September 30, 2010, for Messrs. Miller and de Maynadier will not vest and will be forfeited.

12)
As a result of Mr. Tucholski’s resignation, effective June 1, 2010, he was not eligible to participate in our fiscal year 2010 STIC Program. However, in recognition of his contributions and years of service, we provided to Mr. Tucholski a one-time bonus in lieu of the 2010 STIC payment as part of his severance benefits, which is included in the “All Other Compensation” column of the Summary Compensation Table for the year ended September 30, 2010. In addition, all of the equity awards granted to Mr. Tucholski during fiscal year 2010 were forfeited on June 1, 2010.

Outstanding Equity Awards at September 30, 2010

The following table summarizes the number and terms of stock option, deferred stock share and PSUs outstanding for each of the Named Executive Officers as of September 30, 2010.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options		Option Exercise Price		Number of Shares or Units of Stock That Have Not Vested (2)	Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3)

						Option Expiration Date
Name				Option Grant Date (1)
	Exercisable	Unexercisable

John J. Greisch		207,987		1/8/2010	$23.92	1/8/2020	33,781	$ 1,212,400	-

Gregory N. Miller	7,400				$27.09	11/9/2011
	4,625				$33.24	4/9/2012
	7,400				$25.67	12/4/2012
	2,775				$26.22	2/13/2013
	9,250				$31.48	12/3/2013
	14,800				$30.04	12/15/2014
	33,670				$26.46	11/30/2015
	24,605				$31.30	11/30/2016
	16,404	8,201		12/5/2007	$29.22	12/5/2017
			110,417 (6)	4/1/2008	$25.37	4/1/2018
	8,392	25,179		12/2/2008	$19.39	12/2/2018
			70,071 (5)	12/2/2008	$19.39	12/2/2018
			70,072 (5)	12/2/2008	$19.39	12/2/2018
		27,086		12/3/2009	$23.26	12/3/2019	46,085	$1,653,991	9,029 (7)	$324,051

Kimberly K. Dennis	3,700				$33.24	4/9/2012
	27,750				$31.48	12/3/2013
	29,600				$30.04	12/15/2014
	21,090				$31.30	11/30/2016
		7,708		12/5/2007	$29.22	12/5/2017
			57,292 (6)	4/1/2008	$25.37	4/1/2018
		19,184		12/2/2008	$19.39	12/2/2018
			39,964 (5)	12/2/2008	$19.39	12/2/2018
			39,965 (5)	12/2/2008	$19.39	12/2/2018
		15,170		12/3/2009	$23.26	12/3/2019	32,045	$1,150,095	5,057 (7)	$181,496

Perry Stuckey III		12,000		8/2/2010	$34.28	8/2/2020	9,948	$357,034

Susan R. Lichtenstein		19,625		5/6/2010	$31.69	5/6/2020	7,939	$284,931

Peter H. Soderberg	7,400				$33.28	5/17/2012
	7,400				$26.22	2/13/2013
	108,808				$29.60	3/20/2016
	124,163				$32.51	12/14/2016
	99,470	49,734		12/6/2007	$29.33	12/6/2017
			220,853 (6)	4/1/2008	$25.37	4/1/2018			10,341 (6)	$371,138
	44,760	134,281		12/2/2008	$19.39	12/2/2018
			95,527 (5)	12/2/2008	$19.39	12/2/2018
			95,528 (5)	12/2/2008	$19.39	12/2/2018	123,970	$4,449,283	48,510 (5)	$1,741,024

Patrick D. de Maynadier		7,708		12/5/2007	$29.22	12/5/2017
			87,500 (6)	4/1/2008	$25.37	4/1/2018
		23,465		12/2/2008	$19.39	12/2/2018
			51,687 (5)	12/2/2008	$19.39	12/2/2018
			51,688 (5)	12/2/2008	$19.39	12/2/2018
		18,541		12/3/2009	$23.26	12/3/2019	39,651	$1,423,074	6,181 (7)	$221,836

Gregory J. Tucholski (4)

1)
Unvested stock options based solely on continued employment will become exercisable in accordance with the following vesting schedules, except for Messrs. Miller, Stuckey, Soderberg and de Maynadier. In connection with their separations of employment from us, a portion of the unvested stock options outstanding as of September 30, 2010, for Messrs. Miller and de Maynadier will not vest and will be forfeited.  Mr. Soderberg’s outstanding stock options are expected to fully vest on or before April 30, 2011, his retirement date.  No options vested for Mr. Stuckey prior to his separation date.

Grant Date	Remaining Vesting Schedule (as of 9/30/2010)
8/2/2010	Four equal annual installments beginning on 8/2/2011.
5/6/2010	Four equal annual installments beginning on 5/6/2011.
1/8/2010	Four equal annual installments beginning on 1/8/2011.
12/3/2009	Four equal annual installments beginning on 12/3/2010.
12/2/2008	Three equal annual installments beginning on 12/2/2010.
12/6/2007	Fully vest on 12/6/2010.
12/5/2007	Fully vest on 12/5/2010.

2)
Unvested RSUs based solely on continued employment will vest in accordance with the following vesting schedules, except for Messrs. Miller, Soderberg and de Maynadier. In connection with their separations from Hill-Rom, a portion of the unvested RSUs outstanding as of September 30, 2010, for Messrs. Miller and de Maynadier will not vest and will be forfeited.  Mr. Soderberg’s outstanding RSUs are expected to fully vest on or before April 30, 2011, his retirement date.  The amounts include reinvested dividends.

Grant Date	Remaining Vesting Schedules (as of 9/30/2010)
8/2/2010	Fully vest on 8/3/2013.
5/6/2010	Fully vest on 5/7/2013.
4/20/2010	Fully vest on 4/21/2013.
1/8/2010	20% on 1/9/2012, 30% on 1/9/2013 and 50% on 1/9/2014.
12/3/2009	Except for Mr. Soderberg’s one-time grant, which will vest 100% on 12/4/2010, the other Named Executive Officers’ grants will vest 25% each on 12/4/2010, 12/4/2011, 12/4/2012 and 12/4/2013.
12/2/2008	50% on 12/3/2010 and 25% each on 12/3/2011 and 12/3/2012.
12/5/2007	25% each on 12/6/2010 and 12/6/2011 and 30% on 12/6/2012.
11/30/2006	25% on 12/1/2010 and 30% on 12/1/2011.
11/30/2005	Fully vest on 12/1/2010.

3)	Market Value is determined by multiplying the number of unvested RSUs and/or PSUs by $35.89, the closing price per share of our common stock on September 30, 2010

4)	As a result of Mr. Tucholski’s resignation, effective June 1, 2010, no equity awards were outstanding as of September 30, 2010.

5)
Represents performance-based options (and in the case of Mr. Soderberg performance-based options and PSUs in excess of the annual stock option limit) granted on December 2, 2008. In connection with their separations from Hill-Rom on December 31, 2010, a portion of the unvested performance-based stock options outstanding as of September 30, 2010, for Messrs. Miller and de Maynadier will not vest and will be forfeited.  Mr. Soderberg’s outstanding performance-based stock options are expected to vest on or before April 30, 2011, his retirement date, assuming the performance goals have been achieved.

6)
Represents performance-based stock options (and in the case of Mr. Soderberg, performance-based options and PSUs in excess of the annual stock option limit) granted on April 1, 2008. As the performance goals were not achieved during the three-year performance period ended September 30, 2010, these awards will not vest.

7)
Represents PSUs granted on December 3, 2009. As mentioned previously, in connection with their separations of employment from us on December 31, 2010, a portion of the unvested PSUs outstanding as of September 30, 2010, for Messrs. Miller and de Maynadier will not vest and will be forfeited.

Option Exercises and Stock Vested For Fiscal Year Ended September 30, 2010

The following table summarizes the number of stock option awards exercised and the value realized upon exercise during the fiscal year ended September 30, 2010 for the Named Executive Officers, as well as the number of stock awards vested and the value realized upon vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting

John J. Greisch	-	-	-	-

Gregory N. Miller	-	-	7,353	$168,503

Kimberly K. Dennis	69,269	$595,943	6,385	$146,380

Perry Stuckey III	-	-	-	-

Susan R. Lichtenstein	-	-	-	-

Peter H. Soderberg (2)	-	-	31,752	$822,893

Patrick D. de Maynadier	184,595	$497,841	6,947	$159,320

Gregory J. Tucholski	47,518	$167,811	4,320	$99,443

1)	The pre-tax amounts indicated include a portion of dividends accrued and paid on the date the stock awards vested.

2)
Also included in the amount of shares acquired by Mr. Soderberg are 6,695 vested deferred stock shares, including dividend equivalents, which were originally granted to him in fiscal years 2004 and 2005 when he served as an outside member of our Board. These vested deferred stock shares were distributed during fiscal year 2010 on the six-month anniversary following the date that Mr. Soderberg ceased being a member of our Board and the value realized of $203,796 is included in the table above.

Pension Benefits at September 30, 2010

The following table quantifies the pension benefits expected to be paid from the Hill-Rom, Inc. Pension Plan (the “Pension Plan”) and the Hill-Rom Holdings, Inc. Supplemental Executive Retirement Plan (the “SERP”).  The terms of each are described below.

Name	Plan Name (1) (2)	Number of Years Credited Service	Present Value of Accumulated Benefit (3)	Payments During Last Fiscal Year

John J. Greisch (4)	-	-	-	-

Gregory N. Miller (5)	Pension Plan	2	$26,210	-

Kimberly K. Dennis	Pension Plan	21	$278,294	-
	SERP	21	$225,288	-

Perry Stuckey III (4)	-	-	-	-

Susan R. Lichtenstein (4)	-	-	-	-

Peter H. Soderberg (4)	-	-	-	-

Patrick D. de Maynadier	Pension Plan	8	$145,394	-
	SERP	8	$225,006	-

Gregory J. Tucholski (4)	-	-	-	-

1)
The Pension Plan covers officers, including our Named Executive Officers and other employees.  Employer contributions to the Pension Plan are made on an actuarial basis, and no specific contributions are determined or set aside for any individual.  Effective June 30, 2003, the Pension Plan was closed to new participants.  Existing participants, effective January 1, 2004, were given the choice of remaining in the Pension Plan and to continue earning credited service or to freeze their accumulated benefit as of January 1, 2004 and to participate in an enhanced defined contribution savings plan (401(k) Savings Plan). Benefits under the Pension Plan are not subject to deductions for Social Security or other offset amounts. Officers and other employees who retire under the Pension Plan receive fixed benefits calculated by means of a formula that takes into account the highest average annual calendar year eligible compensation earned over five consecutive years and the employee’s years of service.

The Pension Plan permits participants with 5 or more years of credited service to retire as early as age 55 but with a reduction in the amount of their monthly benefit. The reduction is 0.25% for each month the actual retirement date precedes the participant’s normal retirement date at age 65 up to a maximum of 30%.

2)
We maintain a Pension Plan portion of the SERP to provide additional retirement benefits to certain employees selected by the Compensation Committee or our Chief Executive Officer whose retirement benefits under the Pension Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code.  “Compensation” under the SERP equals the compensation defined under the Pension Plan plus a percentage of a participant’s eligible compensation as determined under our STIC Program. The retirement benefit to be paid under the SERP is from the general assets of Hill-Rom, and such benefits are generally payable at the time and in the manner benefits are payable under the Pension Plan but no earlier than six months after the date of termination.

3)
This column represents the total discounted value of the monthly single life annuity benefit earned as of September 30, 2010 assuming the executive leaves Hill-Rom at this date and retires at age 65.  The present value is not the monthly or annual lifetime benefit that would be paid to the executive.  The present values are based on a 5.10% discount rate at September 30, 2010, assume no pre-retirement mortality and utilize the 2011 Static Annuitant Mortality Table.

4)	Messrs. Greisch, Stuckey, Soderberg and Tucholski and Ms. Lichtenstein do not (or did not) participate in the Pension Plan or the Pension Plan portion of the SERP.

5)	Mr. Miller has two years of credited service in the Pension Plan, in which his accumulated benefit was frozen as of January 1, 2004.

Nonqualified Deferred Compensation for Fiscal Year Ending September 30, 2010

Name	Plan	Executive Contributions in Last FY	Registrant Contributions in Last FY	Aggregate Earnings in Last FY (1)	Aggregate Withdrawals or Distributions	Aggregate Balance at Last FYE (2)

John J. Greisch	SERP (3)	-	$103,583	$1,238	None	$104,821

Gregory N. Miller	SERP (3)	-	$27,652	$4,651	None	$159,984

Kimberly K. Dennis	SERP (3)	-	$6,016	$1,081	None	$36,994

Perry Stuckey III (6)	-	-	-	-	-	-

Susan R. Lichtenstein (6)	-	-	-	-	-	-

Peter H. Soderberg	SERP (3)	-	$63,013	$19,775	None	$641,426
	Supp. Ret. Acct. (4)	-	$75,000	$12,381	None	$423,143

Patrick D. de Maynadier	SERP (3)	-	$27,500	$5,774	None	$195,142

Gregory J. Tucholski (5)	-	-	-	-	-	-

1)
Amounts represent interest on the deferred compensation balances.  We did not pay above-market interest or preferential earnings during fiscal year 2010 as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS.  Therefore, for fiscal year 2010, there is no above-market interest or preferential earnings reported as compensation to the Named Executive Officers in the Summary Compensation Table.

2)
Of the amounts shown in this column related to the SERP and, in the case of Mr. Soderberg, the Supplemental Retirement Account, the following amounts represent Company contributions and above-market interest previously reported in the Summary Compensation Table in previous Proxy Statements:

Name	Plan	Aggregate Amount Reported in the Summary Compensation Table of Previous Proxy Statements

Gregory N. Miller	SERP (3)	$105,907

Kimberly K. Dennis	SERP (3)	$16,873

Peter H. Soderberg	SERP (3)	$506,521
	Supp. Ret. Acct. (4)	$303,932

Patrick D. de Maynadier	SERP (3)	$141,287

3)
We maintain a 401(k) Savings Plan portion of the SERP to provide additional retirement benefits to certain employees whose retirement benefits under the 401(k) Savings Plan are reduced, curtailed or otherwise limited as a result of certain limitations under the Code.  The additional retirement benefits provided by the SERP are for certain participants chosen by the Compensation Committee.  Additionally, certain participants in the SERP who are selected by the Compensation Committee may annually receive an additional benefit of a certain percentage of such participants’ Compensation for such year, and the amount of the retirement benefit shall equal the sum of such annual additional benefit plus additional earnings based on the monthly prime rate in effect from time to time or at other rates determined by the Compensation Committee.

“Compensation” under the SERP means the corresponding definition of compensation under the 401(k) Savings Plan plus a percentage of a participant’s eligible compensation as determined under our STIC Program.  A lump sum cash payment is available to the participant beginning on the six-month anniversary of the date of the Named Executive Officer’s termination of employment (except for termination for cause in which case the entire SERP balance is forfeited).  In the alternative a participant may defer receipt by electing a stream of equal annual payments for up to 20 years.

4)
Mr. Soderberg participated in a nonqualified deferred compensation retirement plan established for his benefit, pursuant to which he was credited with $75,000 within 30 days after March 20, 2006 (his start date) and then further credited with $75,000 on each anniversary thereafter during Mr. Soderberg’s employment with us. Amounts credited to Mr. Soderberg’s account under this plan bear interest at a prime rate in effect from time to time or at other rates determined by the Compensation Committee.  Mr. Soderberg is 100% vested in all amounts credited to his account under this plan and will be entitled to receive the entire balance of the account in a lump sum cash payment beginning on the six-month anniversary after the date of his termination.

5)	During fiscal year 2010, Messrs. Stuckey and Tucholski and Ms. Lichtenstein were not participants and did not have balances in any nonqualified deferred compensation plan.

Potential Payments Upon Termination or Change in Control

Benefits Payable Upon Termination Under Employment Agreements

Based upon a hypothetical termination date of September 30, 2010, the benefits would be as follows (except in certain situations, identified below, where a Separation Agreement has been executed between the Company and the executive):

		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
John J. Greisch	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,352,921	$2,489,604	$1,212,400	$15,565	-	$6,070,490

Death	$1,010,769	$2,489,604	$1,212,400	$3,210	-	$4,715,983

Termination Without Cause	$2,110,769	-	-	$15,565	$10,000	$2,136,334

Resignation With Good Reason	$2,110,769	-	-	$15,565	$10,000	$2,136,334

Termination for Cause	$30,769	-	-	-	-	$30,769

Resignation Without Good Reason	$30,769	-	-	-	-	$30,769

Retirement	$30,769	-	-	-	-	$30,769

				Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Gregory N. Miller (5)	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Separation per Agreement	$814,277	$278,703	$852,567	$13,885	$10,000	$1,969,432

		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Kimberly K. Dennis	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$2,564,734	$559,545	$1,271,116	$13,585	-	$4,408,980

Death	$522,846	$559,545	$1,271,116	$4,012	-	$2,357,519

Termination Without Cause	$319,846	-	-	$13,585	$10,000	$343,431

Resignation With Good Reason	$319,846	-	-	$13,585	$10,000	$343,431

Termination for Cause	$22,846	-	-	-	-	$22,846

Resignation Without Good Reason	$22,846	-	-	-	-	$22,846

Retirement	$22,846	-	-	-	-	$22,846

		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Perry Stuckey III (5)	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Separation per Agreement	$359,615	-	-	$14,383	$10,000	$383,998

		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Susan R. Lichtenstein	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Permanent Disability (1)	$1,866,543	$82,425	$284,931	$14,365	-	$2,248,264

Death	$523,942	$82,425	$284,931	$6,682	-	$897,980

Termination Without Cause	$438,942	-	-	$14,365	$10,000	$463,307

Resignation With Good Reason	$438,942	-	-	$14,365	$10,000	$463,307

Termination for Cause	$23,942	-	-	-	-	$23,942

Resignation Without Good Reason	$23,942	-	-	-	-	$23,942

Retirement	$23,942	-	-	-	-	$23,942

				Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Patrick D. de Maynadier (5)	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Separation per Agreement	$570,487	$239,015	$603,562	$6,605	$10,000	$1,429,669

				Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Peter H. Soderberg (5)	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Separation per Agreement	-	$2,541,892	$4,449,283	-	-	$6,991,175

		Accelerated	Accelerated	Continuance of	Limited
	Salary & Other	Vesting of	Vesting of	Health &	Outplacement
Gregory J. Tucholski (5)	Cash Payments	Stock Options (2)	Stock Awards (3)	Welfare Benefits (4)	Assistance	Total

Separation per Agreement	$472,025	-	-	$13,885	$10,000	$495,910

(1)
Benefits provided under our disability plans are based on various circumstances including the Named Executive Officer meeting certain eligibility requirements. Our disability plans are fully insured; therefore, claim payments are reviewed and processed by our third party insurance carrier.  The following assumptions were used to determine the salary and other cash payment amount for permanent disability: normal retirement age is based on the Social Security Normal Retirement Age Table, short-term disability benefits are based on salary continuation for 26 weeks; long-term disability benefits are based on the lesser of 60% of the Named Executive Officer’s monthly earnings or $15,000 per month; and a 5.1% discount rate.

(2)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon permanent disability or death. Performance-based stock options were not included in the amount.  The amounts were calculated based on the closing stock price on September 30, 2010.

(3)
The amounts indicated represent the market value of all unvested RSUs and PSUs that would have vested immediately and been distributed upon permanent disability or death.  The amounts were calculated based on the closing stock price on September 30, 2010.

(4)
Amounts represent the dollar value of the incremental cost to Hill-Rom by providing continuing health and life insurance coverage based on the individual’s selected coverage in effect immediately before the hypothetical termination.

(5)
Data presented giving effect to such individual’s separation agreement with Hill-Rom, in each case excluding the follow-on consulting agreement between Hill-Rom and each of Mr. Soderberg and Mr. Miller.  Mr. Soderberg’s consulting agreement is for a minimum of $500,000. Mr. Miller’s is for $33,333 per month, began January 1, 2011 and terminated on January 9, 2011.  Portions of Mr. Tucholski’s termination benefits received from June 1, 2010 through September 30, 2010 are reflected in the Summary Compensation Table.

Benefits Payable Under Change in Control Agreements

Based upon a hypothetical Change in Control date of September 30, 2010, the Change in Control benefits with a termination of employment would be as follows:

			Continuation					Acceleration of Stock Based Awards
Name	Salary	Incentive Comp.	Of Health and Welfare Benefits	Vacation Benefits	Pension Benefits	Retirement Savings Plan Benefits	Limited Outplacement Assistance	Stock Options (1)	RSUs (2)	Total (3)

John J. Greisch
With termination	$2,400,000	$800,000	$54,264	$30,769	-	$314,463	$10,000	$2,489,604	-	$6,099, 100
Without termination	-	-	-	-	-	-	-	$2,489,604	-	$2,489,604

Gregory N. Miller
With termination	$800,000	$240,000	$30,711	$23,077	-	$64,606	$10,000	$812,242	$1,870,048	$3,850,684
Without termination	-	-	-	-	-	-	-	$812,242	$1,870,048	$2,682,290

Kimberly K. Dennis
With termination	$594,000	$148,500	$30,047	$22,864	$147,655	$14,194	$10,000	$559,539	$772,885	$2,299,684
Without termination	-	-	-	-	-	-	-	$559,539	-	$559,539

Perry Stuckey III
With termination	$680,000	$170,000	$31,773	$19,615	-	-	$10,000	$19,320	-	$930,708
Without termination	-	-	-	-	-	-	-	$19,320	-	$19,320

			Continuation					Acceleration of Stock Based Awards
Name	Salary	Incentive Comp.	Of Health and Welfare Benefits	Vacation Benefits	Pension Benefits	Retirement Savings Plan Benefits	Limited Outplacement Assistance	Stock Options (1)	RSUs (2)	Total (3)

Susan R. Lichtenstein
With termination	$830,000	$249,000	$31,773	$23,942	-	-	$10,000	$82,425	-	$1,227,140
Without termination	-	-	-	-	-	-	-	$82,425	-	$82,425

Patrick D. de Maynadier (4)
Peter H. Soderberg (4)
Gregory J. Tucholski (4)

(1)
The amounts indicated represent the intrinsic value of all unvested non-qualified stock options that would have become immediately vested and exercisable upon a change of control. No performance-based stock options were included in the amount as the performance conditions were not met as of September 30, 2010.  The amounts were calculated based on the closing stock price on September 30, 2010, and assume that the options granted were cashed out on the hypothetical change of control.

(2)
The amounts indicated represent the intrinsic value of all unvested RSUs that would have become immediately vested and exercisable upon disability, change of control or death. Performance-based awards were included in the amount only to the extent performance conditions were completely met as of September 30, 2010.  The amounts were calculated based on the closing stock price on September 30, 2010.  RSUs granted to Mr. Greisch, Ms. Lichtenstein and Mr. Perry would not accelerate on a hypothetical change of control on September 30, 2010 since such individuals would have not held their RSUs for the minimum required one year at such date.

(3)
For Mr. Greisch and Ms. Lichtenstein, their Change in Control benefits would have resulted in an excise tax payment of approximately $718,000 and $197,000, respectively, which would have had to be remitted by each executive to the Internal Revenue Service, as this resulted in the best net after-tax position.  Mr. Stuckey’s benefit would have been reduced as required by his Change in Control agreement to the maximum amount which would not give rise to the excise tax.  This reduction is not reflected in the above table, but if it was, his Change in Control benefit (with termination) would be reduced by approximately $143,000.   For purposes of these calculations, no value has been assigned to non-compete or other restrictive covenants.

Effective September 30, 2010, we removed excise tax gross-up payments from our Change in Control agreements with our executives, except for Messrs. Miller and de Maynadier, whose Change in Control agreements terminated upon their separation of employment with us on December 31, 2010.  Consequently, none of our executive officers are eligible for excise tax gross-up payments in connection with a Change of Control.

(4)	Not serving as a Named Executive Officer at the end of the last fiscal year. See prior table for actual separation payments.

COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT

The Compensation and Management Development Committee of the Board of Directors of Hill-Rom Holdings, Inc. has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K for the fiscal year ended September 30, 2010.

Submitted by the Compensation and Management Development Committee

Ronald A. Malone (Chair)
Joanne C. Smith, M.D. (Vice Chair)
Rolf A. Classon

DIRECTOR COMPENSATION

In setting non-employee director compensation, the Board of Directors considers the significant amount of time that directors expend in fulfilling their duties to Hill-Rom as well as the skill-level required for members of the Board. Our director pay package is designed to attract and retain highly-qualified, independent professionals to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. Our Nominating/Corporate Governance Committee generally reviews our non-employee director compensation program, or elements thereof, on an annual basis, with the assistance of the compensation consulting firm used by the Compensation Committee. Directors who are also employees of Hill-Rom receive no additional remuneration for services as a director.

Non-Employee Director Compensation for Fiscal 2010

For the fiscal year ended September 30, 2010, our directors received an annual cash retainer of $25,000 for their service as directors, together with a $3,500 fee for each Board meeting, and a $1,500 fee for each committee meeting, attended in person.  Telephonic meeting fees were 50% of regular meeting fees, and any director that attended a meeting that lasted longer than one day received $1,000 for each additional day.  The Chairman of the Board of Directors’ annual retainer was $150,000, and the Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees received an additional $10,000, $8,000, and $7,000 annual retainer, respectively.  In addition to earning cash retainers, each non-employee director was also annually awarded vested deferred RSUs under our Stock Incentive Plan, calculated on a pro rata basis for directors who joined in the middle of a year. Delivery of shares of common stock underlying these RSUs occurs on the later of one year and one day from the date of the grant or the six month anniversary of the date that the applicable director ceases to be a member of the Board of Directors.  In fiscal year 2010 the annual grant consisted of 6,476 vested deferred RSUs for the Chairman of the Board and 3,331 for each other non-employee director.

Members of the Board of Directors who are not employees may participate in our Board of Directors Deferred Compensation Plan in which members may elect to defer receipt of fees earned.  Upon election, the participant may invest fees earned in either a) a cash investment which bears interest at a prime rate in effect from time to time or at other rates determined by us, or b) our common stock to be issued at the end of the predetermined deferral period.

Changes in Non-Employee Director Compensation for Fiscal 2011

For the fiscal year ended September 30, 2011, our non-employee directors (other than the Chairman of the Board) will receive an annual cash retainer of $50,000, but will not receive meeting fees for attending Board meetings.  The Chairman of the Board of Directors’ annual retainer will be $125,000.  Committee members will receive a fee of $1,500 for each committee meeting attended, in person or by telephone, and the Chairs of the Audit, Compensation and Nominating/Corporate Governance Committees will receive an additional $12,500, $8,000, and $7,000 annual retainer, respectively.  In addition, each non-employee director will be awarded, on the first trading day following the close of each annual meeting of the Company’s shareholders, vested deferred RSUs valued at $120,000 ($200,000 in the case of the Chairman of the Board).  A new director may receive a pro-rata portion of the annual award representing the time served during the fiscal year of joining the Board of Directors. Delivery of shares underlying the vested deferred RSUs occurs in the same manner as discussed in the preceding paragraph.

Director Compensation Table For Fiscal Year Ending September 30, 2010

					Change in Pension
					Value and Nonqualified
				Non-Equity	Deferred
	Fees Earned or			Incentive Plan	Compensation	All Other
Name	Paid in Cash	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
	(1)	(2)	(3)		(4)	(5)

Rolf A. Classon – Chair	$190,000	$173,071	-	-	-	$216	$363,287

James R. Giertz (6)	$56,000	$86,459	-	-	-	$180	$142,639

Charles E. Golden	$75,000	$89,021	-	-	-	$216	$164,237

W August Hillenbrand	$48,500	$89,021	-	-	-	$210	$137,731

Ronald A. Malone	$65,250	$89,021	-	-	-	$216	$154,487

Eduardo R. Menascé	$65,000	$89,021	-	-	-	$216	$154,237

Katherine S. Napier	$57,250	$89,021	-	-	-	$216	$146,487

Joanne C. Smith, M.D.	$66,250	$89,021	-	-	-	$216	$155,487
Vice Chair

1)
The amounts in this column include the annual retainer and the amounts earned by each non-employee director for attending Board and/or committee meetings in person and/or by teleconference that were not held in conjunction with a meeting of our full Board. For the Chair of each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the additional annual retainer is also included.  For Mr. Golden, amount includes $30,000 of cash fees deferred into our common stock.

2)
The amounts indicated represent the grant date fair value of RSUs granted to our non-employee directors during fiscal 2010, excluding the reduction for risk of forfeiture.  The determination of this value was based on the methodology set forth in Notes 1 and 13 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended September 30, 2010.

As of September 30, 2010, our non-employee directors owned aggregate stock awards in the following amounts: Rolf A. Classon 40,618, James R. Giertz 3,368, Charles E. Golden 24,299, W August Hillenbrand 16,265, Ronald A. Malone 11,224, Eduardo R. Menascé 14,660, Katherine S. Napier 4,213, and Joanne C. Smith, M.D. 24,299.

3)
As of September 30, 2010, certain of our non-employee directors had options to purchase our common stock as follows:  Rolf A. Classon, 14,800, Charles E. Golden, 14,800, and W August Hillenbrand, 12,000.

4)
During fiscal 2010, we did not pay above-market interest on nonqualified deferred compensation to our non-employee directors as our monthly deferred compensation interest rate did not exceed 120% of the applicable federal long-term month rate as published by the IRS in its revenue rulings.

5)	Amounts in this column represent the dollar value of the voluntary director life and accidental death and dismemberment insurance premiums paid by us during fiscal 2010 on behalf of each director.

6)	Mr. Giertz was appointed to the Board effective December 3, 2009.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning Hill-Rom’s equity compensation plans as of September 30, 2010:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights (1)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by security holders	4,868,060	$24.46	7,493,875

Equity compensation plans not approved by security holders(2)(3)	9,672	-	-

Total	4,877,732	$24.46	7,493,875 (4)

(1)	RSUs and PSUs are excluded when determining the weighted-average exercise price of outstanding stock options.

(2)
Under the Hill-Rom Holdings Stock Award Program, which has not been approved by security holders, shares of common stock have been granted to certain key employees.  All shares granted under this program are contingent upon continued employment over specified terms.  Dividends, payable in stock equivalents accrue on the grants and are subject to the same specified terms as the original grants.  Under this program, a total of 6,695 deferred shares will be issuable at a future date.

(3)
Members of the Board of Directors may elect to defer fees earned and invest them in Hill-Rom common stock under the Hill-Rom Holdings Directors’ Deferred Compensation Plan, which has not been approved by security holders.  Under this program, a total of 2,977 deferred shares will be issuable at a future date.

(4)	Amount consists of 6,673,537 shares available for issuance under our Stock Incentive Plan and 820,338 shares available for purchase under our Employee Stock Purchase Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, our directors, our executive officers and any person holding more than ten percent of our common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock.  We are required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2010.  Based solely on a review of filings furnished to us and other information from reporting persons, we believe that all of these filing requirements were satisfied by our directors, executive officers and ten percent beneficial owners, with the exception of one late Form 4 filing by a former officer, Earl DeCarli, on March 16, 2010.

APPENDIX 1

HILL-ROM HOLDINGS, INC.
SHORT-TERM INCENTIVE PLAN

SECTION 1.  ESTABLISHMENT, DESIGN, PURPOSES AND DEFINITIONS.

1.1           Establishment of the Plan. Hill-Rom Holdings, Inc. (“Hill-Rom” or the “Company”) hereby establishes the Hill-Rom Holdings, Inc. Short-Term Incentive Plan (the “Plan”), as set forth in this document. The Plan shall become effective as of October 1, 2010 and shall remain in effect until terminated by the Board of Directors of Hill-Rom.

1.2           Design and Purposes of the Plan.  The Plan is designed to encourage high individual and group performance and is based on the philosophy that Participants in the Plan should share in the success of the Company when value is created for Company shareholders. The purposes of the Plan are to:

(a)           Provide Hill-Rom the ability to attract, motivate, and retain superior talent;

(b)           Provide an incentive for excellence in individual and Company performance; and

(c)           Align the performance objectives of Participants with those of shareholders.

1.3           Definitions.

(a)           “Base Award” shall mean the maximum bonus opportunity granted to a Participant by the Committee for a Performance Period.

(b)           “Board” shall mean the Board of Directors of Hill-Rom, or the successor thereto.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)           “Committee” shall mean the Compensation and Management Development Committee of the Board, which shall be a committee of the Board that at all times consists solely of two or more “outside directors” within the meaning of Code Section 162(m), and Treasury Regulations Section 1.162-27(e)(3) or any successor to such statute and regulation.

(e)           “EBITDA” shall mean, for each Performance Period, Hill-Rom’s earnings before interest, taxes, depreciation and amortization as reported in Hill-Rom’s audited consolidated financial statements for the Performance Period, with such adjustments for such Performance Period as the Committee may provide for prior to the commencement thereof, or at such later time as may be permitted by applicable provisions of the Code (which adjustments may include effects of charges for restructurings, discontinued operations, extraordinary items, other unusual or non-recurring items, and the cumulative effect of tax or accounting changes, each as identified in the financial statements, notes to the financial statements or management’s discussion and analysis).

(f)           “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(g)           “Final Award” shall mean the amount, if any, to be paid to a Participant for a Performance Period, as determined by the Committee pursuant to Section 5.2.

(h)           “Officer” shall mean an officer of Hill-Rom.

(i)           “Participant” shall mean, for each Performance Period, each Officer who has been selected by the Committee to participate in the Plan.

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(j)           “Performance Period” shall mean the Company’s fiscal year, beginning on October 1 of each year and ending on the following September 30.  The first Performance Period shall begin on October 1, 2010 and shall end on September 30, 2011.

(k)           “Plan” shall mean this Hill-Rom Holdings, Inc. Short-Term Incentive Plan, as amended from time to time.

SECTION 2.  ADMINISTRATION.

2.1              General. The Plan shall be administered by the Committee.

2.2              Authority of the Committee. The Committee will have full authority to administer the Plan, including the authority to interpret and construe any provision of the Plan, and to establish and amend rules pertaining thereto. The Committee has sole responsibility for selecting Participants, establishing performance objectives, setting award targets, and determining award amounts.  The Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on Hill-Rom, its shareholders and Participants, employees, former employees, and their respective successors and assigns.

2.3              Delegation by the Committee. The Committee from time to time may delegate the performance of certain administrative functions in connection with the Plan, such as the keeping of records, to such person or persons as the Committee may select. The Committee may not delegate any administrative functions that would cause amounts payable under this Plan not to constitute qualified performance-based compensation under Code Section 162(m).  The cost of administration of the Plan will be paid by Hill-Rom.

SECTION 3.  ELIGIBILITY AND PARTICIPATION.

3.1              Eligibility and Participation. Eligibility for participation in the Plan shall be limited to Officers. Prior to the beginning of each Performance Period, or at such later time as may be permitted by applicable provisions of the Code, the Committee shall determine the Officers who will be Participants in the Plan for such Performance Period.

SECTION 4.  PERFORMANCE OBJECTIVES.

4.1              Performance Objectives. For each Performance Period, the Plan’s performance objectives (the “Performance Objectives”) shall be determined with reference to EBITDA.

4.2              Individual Base Award Allocation—Defined.   For each Performance Period, the Base Award for Plan Participants shall be:

•	Chief Executive Officer: 2% of EBITDA for the Performance Period
•	Other Participants: 1% of EBITDA for the Performance Period

SECTION 5.  FINAL AWARDS.

5.1              Certification.  Following the end of each Performance Period, and before any payments are made with respect to such Performance Period, the Committee shall certify in writing (i) the amount of EBITDA for such Performance Period and (ii) the amount of the Base Awards provided for in Section 4.2.

5.2           Final Award Determination. As soon as practicable after the certification required by Section 5.1, the amount of a Participant’s Final Award for the Performance Period will be determined by the Committee. In determining a Participant’s Final Award, the Committee will have the discretion to reduce (including a reduction to zero), but not increase, the amount of a Participant’s Base Award for the Performance Period , based on factors determined by the Committee, including but not limited to, performance against financial goals and the Participant’s personal performance.  The reduction or elimination of a Base Award for a Participant may not increase the amount of a Final Award to another Participant in a manner that would cause a Final Award not to constitute “qualified performance-based compensation” under Code Section 162(m).

-ii-

5.3              Payment of Awards. Each Participant shall receive, as soon as practicable after the amount of such Participant’s Final Award for a Performance Period, if any, has been determined (but no later than March 15 of the calendar year immediately following the end of the Performance Period), payment of the Final Award in one lump sum in such form (which may include, but is not limited to, cash, stock, restricted stock, options, other stock-based or stock-denominated units or any combination thereof) determined by the Committee; provided, that if a Participant’s employment with Hill-Rom terminates prior to the conclusion of a Performance Period, no amount shall be paid to the Participant for such Performance Period.  If the Committee allows, payment of the Final Award may be deferred in accordance with a written election by the Participant pursuant to procedures established by the Committee.  Notwithstanding anything herein to the contrary, no amounts shall be paid under this Plan unless the shareholder approval requirements under Code Section 162(m) have been satisfied prior to such payment.

SECTION 6.   AMENDMENT AND TERMINATION.

6.1              Amendment and Termination. The Board, in its sole discretion, may modify or amend any or all of the provisions of the Plan at any time and, without notice, may suspend or terminate it entirely, provided that no amendment that would require the consent of the shareholders of Hill-Rom pursuant to Code Section 162(m), New York Stock Exchange listing rules or the Exchange Act, or any other applicable law, rule or regulation, shall be effective without such consent. No such modification may, without the consent of the Participant, reduce the right of a Participant to a payment or distribution to which the Participant is entitled by reason of an outstanding award allocation.  To the extent necessary for purposes of Code Section 162(m), this Plan shall be submitted to Hill-Rom’s shareholders for approval and reapproval, if necessary, at the times prescribed by Code Section 162(m) and the regulations thereunder.

SECTION 7.    SUCCESSORS.

7.1              Obligations. All obligations of Hill-Rom under the Plan with respect to awards granted hereunder shall be binding on any successor to Hill-Rom, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of Hill-Rom.

SECTION 8.    ADDITIONAL PROVISIONS.

8.1           Withholding.  Payments under the Plan shall be net of an amount sufficient to satisfy any federal, state or local withholding tax obligations of Hill-Rom.

8.2           Non-Assignability; Death Of Participant.  No Base Award or Final Award under the Plan shall be assignable or transferable by the holder thereof except by will or by the laws of descent and distribution.  In the event of the death of a Participant, any payments due to such Participant shall be paid to his beneficiary designated in writing to the Committee, or, if none has been designated, to his estate.

8.3           Non-Uniform Determinations.  Determinations by the Committee under the Plan need not be uniform and may be made by it selectively among Officers and Participants, whether or not such persons are similarly situated.

8.4           No Guarantee Of Employment.  The grant of a Base Award under the Plan shall not constitute an assurance of continued employment for any period.

8.5           Unfunded Status Of Awards; Creation Of Trusts.  The Plan is intended to constitute an “unfunded” plan.  With respect to any amounts payable to a Participant, nothing contained in the Plan (or in any documents related thereto), nor the creation or adoption of the Plan, the grant of any Base Award, or the taking of any other action pursuant to the Plan, shall give any such Participant any rights that are greater than those of a general creditor of the Company.  The Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under the Plan; however, such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan.

-iii-

8.6           Code Section 162(m).  It is intended that the Plan comply fully with and meet all the applicable requirements of Code Section 162(m) and the regulations thereunder with respect to Base Awards that are intended to constitute qualified performance-based compensation.  If any provision of the Plan would disqualify the Plan or would not otherwise permit the Plan to comply with Code Section 162(m) as so intended, such provision shall be construed or deemed amended to conform to the requirements or provisions of Code Section 162(m).

8.7           Code Section 409A.  The Plan and all Base Awards and Final Awards granted hereunder are intended to comply with, or otherwise be exempt from, Code Section 409A. The Plan and all awards shall be administered, interpreted, and construed in a manner consistent with Code Section 409A or an exemption therefrom.  Should any provision of the Plan, any award hereunder, or any other agreement or arrangement contemplated by the Plan be found not to comply with, or otherwise be exempt from, the provisions of Code Section 409A, such provision shall be modified and given effect (retroactively if necessary), in the sole discretion of the Committee, and without the consent of the Participant, in such manner as the Committee determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Code Section 409A.

-iv-

HILL-ROM HOLDINGS, INC. 1069 STATE ROUTE 46 EAST BATESVILLE, IN 47006
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M29182-P04567	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HILL-ROM HOLDINGS, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
	The Board of Directors recommends that you					number(s) of the nominee(s) on the line below.
vote FOR the following:

	1. Election of Directors		☐	☐	☐

Nominees:	01. Charles E. Golden
02. W August Hillenbrand
03. Joanne C. Smith, M.D.

	The Board of Directors recommends you vote FOR Proposal 2:		For	Against	Abstain	The Board of Directors recommends you vote FOR Proposals 4 and 5:	For	Against	Abstain

	2. To approve , by non -binding advisory vote ,		☐	☐	☐	4. To approve the Short-Term Incentive Plan.	☐	☐	☐
executive compensation .
						5. Ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal 2011.	☐	☐	☐

	The Board of Directors recommends you vote for 1 YEAR:	1 Year	2 Years	3 Years	Abstain
NOTE: Such other business as may properly come before the
	3. To recommend by non-binding advisory vote,	☐	☐	☐	☐	meeting or any adjournment thereof.
the frequency of executive compensation votes.

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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M29183-P04567

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF HILL-ROM HOLDINGS, INC.

The undersigned hereby appoints Rolf A. Classon and Joanne C. Smith, M.D., and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Hill-Rom Holdings, Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of Hill-Rom Holdings, Inc. to be held on March 8, 2011 or any adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSAL 2, FOR 1 YEAR UNDER PROPOSAL 3 , FOR PROPOSAL 4, FOR PROPOSAL 5, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

(Continued and to be marked, dated and signed, on the other side)